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Universal Electronics Inc.
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April 24, 2018
Dear Stockholder:
You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Universal Electronics Inc., to be held on Monday, June 4, 2018 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707.
The following Notice of Annual Meeting of stockholders and Proxy Statement includes information about the matters to be acted upon by stockholders at the Annual Meeting. We hope that you will exercise your right to vote, either by attending the Annual Meeting and voting in person or by voting through other acceptable means as promptly as possible. You may vote through the Internet, by telephone or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker).
Important Notice Regarding the Availability of Proxy Materials
for the 2018 Annual Meeting of Stockholders:
We are mailing many of our stockholders a Notice Regarding the Availability of Proxy Materials rather than a full set of our proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how to obtain a paper copy of the full set of proxy materials if a stockholder so desires. This process is more environmentally friendly and reduces our costs to print and distribute these materials to stockholders. All stockholders who do not receive the Notice Regarding the Availability of Proxy Materials will receive a full set of our proxy materials.
On behalf of the Board of Directors and management of Universal Electronics Inc., we thank you for all of your support.

Sincerely yours,

Paul D. Arling
Chairman and Chief Executive Officer

UNIVERSAL ELECTRONICS INC.
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707
714-918-9500
www.uei.com

UNIVERSAL ELECTRONICS INC.
Corporate Headquarters
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707
Notice of Annual Meeting of Stockholders
to be Held on Monday, June 4, 2018
The 2018 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation ("Universal," "UEI," the "Company," "we," "us" or "our"), will be held on Monday, June 4, 2018 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707.
The meeting will be conducted for the following purposes:

Proposal One:
To elect Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2019 or until the election and qualification of his successor; and to elect Satjiv S. Chahil, William C. Mulligan, J. C. Sparkman, Gregory P. Stapleton, Carl E. Vogel, and Edward K. Zinser as Class II directors to serve on the Board of Directors until the Annual Meeting of Stockholders to be held in 2020 or until their respective successors are elected and qualified;

Proposal Two:	To approve, on an advisory basis, the compensation of our named executive officers;

Proposal Three:	To adopt and approve our 2018 Equity and Incentive Compensation Plan;

Proposal Four:	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ended December 31, 2018; and
To consider and act upon such other matters as may properly come before this Annual Meeting or any and all postponements or adjournments thereof.
All holders of record of shares of our common stock (NASDAQ: UEIC) at the close of business on Thursday, April 12, 2018 are entitled to vote at the meeting and at any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the Internet at www.AALVote.com/UEIC. It is convenient, and may save us postage and processing costs. In addition, when you vote via the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote via the Internet, please vote by telephone or by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope. Voting early will help avoid additional solicitation costs and will not prevent you from attending the Annual Meeting.
IF YOU PLAN TO ATTEND THE MEETING:
Registration and seating will begin at 3:30 p.m. (Pacific Daylight Time) on the day of the meeting. Each stockholder will need to bring valid picture identification, such as a driver’s license or passport, for admission to the meeting. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS' MEETING TO BE HELD ON MONDAY, JUNE 4, 2018.
UEI's Proxy Statement and our 2017 Annual Report on Form 10-K are available online at http://www.viewproxy.com/ueinc/2018 and through the "Investor Relations" section of our website, www.uei.com.

By Order of the Board of Directors,

Richard A. Firehammer, Jr.
Senior Vice President, General Counsel
and Secretary

April 24, 2018
Santa Ana, California

UNIVERSAL ELECTRONICS INC.
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707
PROXY OVERVIEW
This proxy statement contains information concerning our Annual Meeting of Stockholders to be held on Monday, June 4, 2018, beginning at 4:00 p.m. (Pacific Daylight Time) at our corporate office, 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707 and at any adjournments or postponements of the meeting. Holders of the Company’s common stock at the close of business on Thursday, April 12, 2018, the record date for our Annual Meeting, may vote their shares at the Annual Meeting. Each share owned on the record date is entitled to one vote. At the close of business on the record date, 14,125,738 shares of common stock were outstanding.
Your proxy for the meeting is being solicited by our Board of Directors. This proxy statement and our annual report are being mailed to stockholders beginning on or about Tuesday, April 24, 2018.
At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including the following:

Proposal		Board Recommendation
Proposal 1	Election of Directors	FOR
Proposal 2	Approval, on an advisory basis, of named executive officer compensation	FOR
Proposal 3	To adopt and approve our 2018 Equity and Incentive Compensation Plan	FOR
Proposal 4	Ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2018	FOR
In addition, management will respond to questions from stockholders, if any. We are not aware of any other matters that will be brought before our annual meeting for action.
Corporate Governance Highlights

We believe we have a long history of effective corporate governance practices that have greatly aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their duties and responsibilities to our stockholders. Included below are certain corporate governance highlights, including policies we have implemented and other notable governance achievements.

Independent Directors	6 of 7	Fully Independent Board Committees	Yes
Independent Directors Meet Without Management	Yes
Board meetings held in 2017	6	Director Attendance (Board and Committee)	>75%
Stock Ownership Guidelines for Outside Directors [1]	Yes	Minimum Ownership Requirement Exceeded [1]	100%
Board and Committee Self-assessments	Yes	Code of Conduct for Directors, Officers & Employees	Yes
Executive Sessions of Outside Directors	Yes	Risk Management Review	Yes
Anti-pledging Policy	Yes	Inside Director Elected Annually	Yes

1Average actual ownership among outside directors was $1,829,930, including time-based restricted stock units, as of December 31, 2017, which exceeded the minimum ownership guideline of $250,000 by $1,579,930.

Director Nominee and Board Summary
You are being asked to vote on the election of the following director nominee. Summary biographical information and the committee membership and leadership of the director nominee is listed below. Additional information about the director nominee can be found on page 5.
Director Nominee                                    _____________________

Name	Age	Independent	Audit	Compensation	Corporate Governance and Nominating	Other Public Company Boards
Paul D. Arling Chairman and Chief Executive Officer	55
Satjiv S. Chahil Innovations Advisor and Social Entrepreneur	67	☑		£	£
William C. Mulligan Managing Director, Primus Capital Funds	64	☑	£		ø	1
J. C. Sparkman Retired Executive Vice President and Chief Operating Officer Telecommunications, Inc. [TCI]	85	☑		ø		£2
Gregory P. Stapleton Founder and Owner, Falcon One Enterprises	71	☑		£
Carl E. Vogel Industry Advisor, KKR & Co., LP Senior Advisor, Dish Network	60	☑				£4
Edward K. Zinser Financial Executive and Chief Financial Officer	60	☑	ø
ø Chair £ Member
Executive Compensation Program Highlights
We strongly believe that executive compensation - both pay opportunities and pay actually realized - should be tied to Company performance and long-term stockholder returns. In 2017, 70% of our named executive officers' target total direct compensation consisted of annual and long-term incentives and 46% consisted of long-term equity compensation. Furthermore, the great majority of executive officer compensation is not guaranteed but subject to annual financial and performance goals. The following chart demonstrates the close link between Company performance (measured as cumulative total return of the Company’s common stock for the five-year period beginning January 1, 2013) and our Chief Executive Officer’s annual compensation over the past five years:

We believe this alignment of executive and stockholder interests is best advanced by observing the following principles in developing compensation programs and implementing compensation decisions:

•
Long-term commitment - The program should be designed to gain a long-term commitment from the proven, accomplished executives that lead our success. Our named executive officers have a combined total of approximately 66 years with the Company, during which they have held different positions and have been promoted to increasing levels of responsibility due to their exceptional contributions.

•	Pay-for-performance - A high proportion of total compensation should be at risk and tied to achievement of annual operating and strategic goals and increases in stockholder value.

•	Equity emphasis - Long-term incentives should be provided annually in Company equity to encourage executives to plan and act with the perspective of long-term stockholders.

•	Sustainable performance orientation - The mix of incentives provided should motivate sustainable growth in the value of Company.

•
Focus on total compensation - Compensation opportunities should be considered in the context of total compensation relative to the pay practices of similar technology companies that compete with us for talent.

Finally, we believe that designing our compensation programs to reward long-term value creation as well as the achievement of annual financial performance goals protects the Company against inappropriate risk taking and conflicts of interest.

	What We Do		What We Don't Do
✓	Tie the vast majority of our executive compensation to achievement of annual operating and strategic goals and increases in stockholder value.	☒	Back-date or reprice options.
✓	Competitive and reasonable post-employment and change in control provisions.	☒	Defined benefit or supplemental executive retirement plans.
✓	Stock ownership requirements (4x base salary for CEO; 1x base salary for other named executive officers).	☒	Tax gross-ups on benefits or perquisites.
✓	Broad clawback policy.	☒	Margin accounts and pledging stock.
✓	Independent compensation consultant.	☒	No full vesting of equity awards upon retirement.
Our stockholders have expressed broad approval of our compensation programs. At our 2017 Annual Meeting of Stockholders, 89% of the votes cast on the say-on-pay proposal were in favor of our named executive officer compensation.

 Performance Highlights, Initiatives and Other Achievements

Historically, we have operated in a highly competitive pricing environment. This past year was no different. It was also a year of transition as many of our major customers were transitioning to next generation products, and we were transitioning our manufacturing activities between facilities as we closed down one of our China factories. At the same time, we continued to invest in new products that we believe will drive strong results in key financial metrics that correlate with long-term stockholder value.

(in millions, except per share amounts and percentages)	2013	2014	2015	2016	2017
Net Sales	$529.4	$562.3	$602.8	$651.4	$695.8
Net Income/(Loss)	$23.0	$32.5	$29.2	$20.4	$(10.3)
Diluted EPS	$1.47	$2.01	$1.88	$1.38	$(0.72)
Cash Flow from Operations	$30.7	$63.5	$26.1	$49.5	$13.8
Gross Margin %	28.6%	29.7%	27.7%	25.2%	23.8%
Operating Margin %	6.1%	7.3%	5.9%	3.9%	1.5%
Return on Average Assets	5.7%	7.3%	6.1%	4.0%	(1.8)%
Closing Y/E Stock Price	$38.11	$65.03	$51.35	$64.55	$47.25

Over the five-year period from 2013 to 2017, the Company generated $183.6 million in cash flow from operations.

Key strategic initiatives and related achievements for 2017 are listed below:

	Strategic Initiatives		Related Achievements
✓	Continue to develop industry-leading technologies and products.	✓	Research and development expenditures increased 7.9% in 2017 compared to 2016 as we continued to develop advanced technologies designed to improve and simplify set-up and control features.
✓	Continue to broaden our home control and automation product offerings.	✓	Broadened our product portfolio and updated our library of device codes for new features and devices introduced worldwide. Additionally, we acquired Residential Control Systems, Inc. in April 2017.
✓	Further penetrate international subscription broadcasting markets and increase our share with existing customers.	✓	Increased sales with new and existing customers in international and domestic markets.
✓	Acquire new customers in historically strong regions.	✓	Acquired new customers in North America and Europe.
✓	Seek acquisitions that compliment and strengthen our existing business.		Continued our search for acceptable acquisition candidates and completed the acquisition of Residential Control Systems, Inc.

Proposal 1 - Election of Directors
Nominee for Election at the Annual Meeting
Paul D. Arling is nominated for election as a Class I Director to serve a one-year term expiring at our 2019 Annual Meeting of Stockholders. Satjiv S. Chahil, William C. Mulligan, J.C. Sparkman, Gregory P. Stapleton, Carl E. Vogel, and Edward K. Zinser are nominated for election as Class II Directors to serve a two-year term expiring at our 2020 Annual Meeting of Stockholders.
Director Background

Paul D. Arling Chairman and Chief Executive Officer Director since 1996 Age: 55
Paul D. Arling is our Chairman and Chief Executive Officer. He joined us in May 1996 as Chief Financial Officer and was named to our Board of Directors in August 1996. He was appointed President and Chief Operating Officer in September 1998, was promoted to Chief Executive Officer in October 2000 and appointed as Chairman in July 2001.

Mr. Arling earned a Bachelor of Science degree and an MBA from the Wharton School of the University of Pennsylvania.

At the 2017 Annual Meeting of Stockholders, Mr. Arling was reelected as Chairman of the Company to serve until the 2018 Annual Meeting of Stockholders.

Mr. Arling, who has spent over 21 years with UEI and who currently serves as Chairman and Chief Executive Officer, has an extensive, in-depth knowledge of the Company’s business, operations, opportunities and strategies. His wide-ranging roles throughout his career at UEI also provide him with significant leadership, corporate strategy, manufacturing, retail, marketing and international experience in the wireless controls industry.

Satjiv S. Chahil Compensation Committee Corporate Governance and Nominating Committee Director since 2002 Age: 67
Mr. Chahil is a Silicon Valley based innovations advisor and social entrepreneur and global marketing consultant. Since January 2010, Mr. Chahil has been an Executive Adviser to several global high tech companies, including Hewlett-Packard, Beats Electronics, Blackberry (RIM), Starkey Hearing Technologies, and Sony Electronics. Prior to that, Mr. Chahil was the Senior Vice President-Marketing of Hewlett Packard's Personal Systems Group, and prior to that, he was advisor to the Chairman of Palm, Inc. (a manufacturer and marketer of handheld computing and mobile and wireless Internet solutions). Prior to that, Mr. Chahil held the top marketing positions at Palm, Newbridge Networks and Apple Computer. He also serves on the council of Trustees of the American India Foundation (www.aif.org).

Mr. Chahil earned a bachelor's degree in commerce from Punjab University in Chandigarh, India and a master's degree from the American (Thunderbird) Graduate School of International Management in Arizona.

Mr. Chahil has been a Class II director of the Company since 2002. He also serves as a member of our Compensation and Corporate Governance and Nominating Committees. At the 2016 Annual Meeting of Stockholders, Mr. Chahil was reelected as a Class II Director of the Company to serve until the 2018 Annual Meeting of Stockholders.

Mr. Chahil provides our Board with proven leadership and business experience in the areas of digital convergence, new media and global marketing gained from serving in various executive management positions with multinational information technology, computing and wireless control companies and the extensive management and corporate governance experience gained from those roles.

William C. Mulligan Audit Committee Corporate Governance and Nominating Committee (Chairman) Director since 1992 Age: 64
Mr. Mulligan has over 30 years of experience in private equity, having joined Primus Capital Funds in 1985 from McKinsey & Company, Inc. Mr. Mulligan serves as a Managing Director of Primus since 1987. Mr. Mulligan serves as director of several private portfolio companies and TFS Financial Corporation (Nasdaq:TFSL). Mr. Mulligan serves on the audit (chairman), compensation and executive committees of TFS. Mr. Mulligan is also a trustee of The Cleveland Clinic Foundation, the Land Trust Alliance, and the Western Reserve Land Conservancy.

Mr. Mulligan earned a Bachelor of Arts in economics from Denison University and an MBA from the University of Chicago.

Mr. Mulligan has served as a member of our Board of Directors since 1992. He also serves as Chairman of our Corporate Governance and Nominating Committee and as a member of our Audit Committee. At the 2016 Annual Meeting of Stockholders, Mr. Mulligan was reelected as a Class II Director of the Company to serve until the 2018 Annual Meeting of Stockholders.

Mr. Mulligan provides our Board and our Corporate Governance and Nominating Committee, of which he is Chairman, with extensive knowledge in the fields of financial services, investment banking, and accounting, and his experience in legal and corporate governance areas and audit oversight gained from his membership on the boards and audit committees of other public companies.

J.C. Sparkman Compensation Committee (Chairman) Corporate Governance and Nominating Committee Director since 1998 Age: 85
Mr. Sparkman is an experienced public company board member. Since June 2005 he has served as a director of Liberty Global, Inc. (Nasdaq:LBTYA) and is the chair of the compensation committee and a member of the nominating and corporate governance and the succession planning committees of the Liberty Global Board of Directors. Prior to that he was a director of Liberty Global’s predecessor, LGI International, from November 2004 to June 2005. In addition, since 1994, Mr. Sparkman has been a director of Shaw Communications, Inc. (NYSE:SJR) and is a member of the executive and human resources and compensation committees of Shaw's Board of Directors. Mr. Sparkman has over 30 years of experience in the cable television industry. He was Executive Vice President and Chief Operating Officer of TCI for eight years until his retirement in 1995. During his over 26 years with Telecommunications, Inc. ("TCI"), he held various management positions of increasing responsibility, overseeing TCI's cable operations as that company grew through acquisitions, construction of new networks and expansion of existing networks into the largest multiple cable system operator in the United States at the time of his retirement. In addition, he co-founded Broadband Services, Inc., a provider of asset management, logistics, installation and repair services for telecommunications service providers and equipment manufacturers domestically and internationally. He served as chairman of the board and Co-Chief Executive Officer of Broadband Services until December 2003.

Mr. Sparkman has served as a member of our Board of Directors since 1998. He also serves as Chairman of our Compensation Committee and as a member of our Corporate Governance and Nominating Committee. At the 2016 Annual Meeting of Stockholders, Mr. Sparkman was reelected as a Class II Director of the Company to serve until the 2018 Annual Meeting of Stockholders.

Mr. Sparkman's significant background as an executive and board member and his particular knowledge of, and experience with, all aspects of cable television operations contribute to our board's consideration of operational developments and strategies, provide insight into other public company board practices and strengthen our board's collective qualifications, skills and attributes.

Gregory P. Stapleton Compensation Committee Director since 2008 Age: 71
Mr. Stapleton is the founder and owner of Falcon One Enterprises LLC, a private equity firm that invests in early stage technology companies, since 2005. Prior to that, Mr. Stapleton was the President of Harman International where, he also served as its Chief Operating Officer. He was a director of Harman International from 1997 until his retirement in 2004. Prior to joining Harman, Mr. Stapleton held various leadership positions, including Senior Vice President Venture Capital at General Electric.

Mr. Stapleton earned a Bachelor of Science in aerospace engineering from Penn State University.

Mr. Stapleton has served as a member of our Board of Directors since 2008. He also is a member of our Compensation Committee. At the 2016 Annual Meeting of Stockholders, Mr. Stapleton was reelected as a Class II Director of the Company to serve until the 2018 Annual Meeting of Stockholders.

Mr. Stapleton provides the Board with extensive management experience, which includes his former role as President and COO of a multinational provider of premium audio and infotainment solutions, and his extensive management, finance and corporate governance experience gained from that role.

Carl E. Vogel Audit Committee Director since 2009 Age: 60
Mr. Vogel is a private investor and since October 2014, is an industry advisor for Kohlberg Kravis Roberts & Co. LP. In addition, Mr. Vogel is a senior advisor to the Chairman of DISH Network Corporation, a leading satellite television provider and a member of its Board of Directors. Prior to becoming a senior advisor, Mr. Vogel served as President of DISH Network Corporation from September 2006 until February 2008, and as its Vice-Chairman from June 2005 until March 2009. Prior to that, from October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the Board of Directors of and a senior advisor to EchoStar Communications Corporation. From 2001 until 2005, he served as President, Chief Executive Officer and director of Charter Communications, a leading cable television and broadband service provider. Prior to joining Charter, Mr. Vogel served in various executive capacities with Liberty Media affiliated companies. Mr. Vogel is the sole shareholder of Bulldog Capital Partners, Inc., providing advisory services and strategic consulting for media companies and media and telecom focused private equity investors.

Mr. Vogel is also a member of the Board of Directors of Shaw Communications, Inc. (since 2006), Sirius XM Holdings Inc. (since 2011), and AMC Networks Inc. (since 2013). Mr. Vogel serves as a member of the corporate governance committee of Shaw; chairman of the compensation committee of Sirius; and chairman of the audit committee and a member the compensation committee of AMC Networks.

Mr. Vogel received this Bachelor of Science degree from St. Norbert College, located in DePere, Wisconsin with an emphasis in finance and accounting, and was a former active Certified Public Accountant.

Mr. Vogel has served as a member of our Board of Directors since 2009. He also is a member of our Audit Committee. At the 2016 Annual Meeting of Stockholders, Mr. Vogel was reelected as a Class II Director of the Company to serve until the 2018 Annual Meeting of Stockholders.

As a result of his background, including his various high-level executive roles at DISH Network Corporation, Charter Communications Inc., and Liberty Media, Mr. Vogel brings to the Board demonstrated executive leadership capability and extensive knowledge of complex financial and operational issues facing large subscription broadcasting companies, as well as extensive management and corporate governance experience gained from those roles and from membership on the various boards of public and privately-held companies. Mr. Vogel also has extensive experience in reviewing financial statements as a result of his background as a certified public accountant and his roles as a chief executive and senior finance executive of public companies.

Edward K. Zinser Audit Committee (Chairman) Director since 2006 Age: 60
Mr. Zinser was Executive Vice President and Chief Financial Officer of United Online, Inc. (Nasdaq:UNTD) a provider of consumer services and products over the Internet from May 2014 until July 2016. From January 2008 until November 2012, Mr. Zinser served as Chief Financial Officer of Boingo Wireless, a leading Wi-Fi software and services provider. Prior to that, Mr. Zinser served as Executive Vice President and Chief Financial Officer of THQ, Inc., a worldwide publisher of interactive entertainment software. Prior to joining THQ, Mr. Zinser served as Executive Vice President and Chief Financial Officer of Vivendi Universal Games, a global publisher of entertainment and education software. Mr. Zinser has also served as President and Chief Operating Officer of Styleclick, Inc., Senior Vice President and Chief Financial Officer of Internet Shopping Network LLC, Executive Vice President and Chief Financial Officer of Chromium Graphics, Inc., and in various senior financial positions with The Walt Disney Company.

Mr. Zinser earned a Bachelor of Science in business management from Fairfield University and an MBA in finance from the University of Chicago.

Mr. Zinser has served as a member of our Board of Directors since 2006. He also serves as Chairman of our Audit Committee. At the 2016 Annual Meeting of Stockholders, Mr. Zinser was reelected as a Class II Director of the Company to serve until the 2018 Annual Meeting of Stockholders.

Mr. Zinser provides our Board and our Audit Committee, of which he is Chairman, with extensive knowledge in the fields of finance and accounting, his knowledge of investment banking, and his legal, corporate governance, and audit oversight experience gained from his positions on the boards and audit committees of other public companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES.

CORPORATE GOVERNANCE
We believe we have a long history of effective corporate governance practices that have greatly aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their duties and responsibilities to our stockholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our stockholders.
Business Ethics — Code of Conduct
Our Code of Conduct applies to each member of our Board of Directors and to all officers and employees of UEI and our subsidiaries wherever located. Our Code of Conduct contains the general guidelines and principles for conducting UEI's business consistent with the highest standards of business ethics. Under our Code of Conduct, our chief executive officer, chief financial officer and principal accounting officer are responsible for creating and maintaining a culture of high ethical standards and of commitment to compliance throughout our Company to ensure the fair and timely reporting of UEI's financial results and condition.
We encourage our employees to report all violations of Company policies and the law, including incidents of harassment, discrimination or foreign corrupt practices. To assist our employees in complying with their ethical and legal obligations and in reporting suspected violations of laws, policies and procedures, management, at the direction of the Board of Directors, has established an independent, third party "Ethics Hotline".
Our Code of Conduct is posted on the Corporate Governance page of our website at www.uei.com. Any amendment to the Code of Conduct or waiver of its provisions with respect to our principal executive officer, principal financial officer or principal accounting officer or any member of our Board of Directors will be promptly posted on our website www.uei.com.
Director Independence
The Board has adopted Director Independence Standards to assist in determining the independence of each director. In order for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with UEI. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships and such other criteria as the Board may determine from time to time. These Director Independence Standards are published on our Corporate Governance page at www.uei.com. The Board has determined that each of the six current Class II Directors, namely, Messrs. Satjiv S. Chahil, William C. Mulligan, J.C. Sparkman, Gregory P. Stapleton, Carl E. Vogel and Edward K. Zinser meets these standards and thus is independent and, in addition, satisfies the independence requirements of the NASDAQ Stock Market. To our knowledge, none of the independent directors has any direct or indirect relationships with our Company or its subsidiaries and affiliates, other than serving as a director.
All members of the Audit, Compensation and Corporate Governance and Nominating Committees must be independent as defined by the Board’s Director Independence Standards. Members of the Audit Committee and Compensation Committee must also satisfy additional independence requirements, which, among other things, provide that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fees from UEI or any of its subsidiaries other than their director compensation.
Leadership Structure
Combined Chairman and Chief Executive Officer. The Board’s current leadership structure is characterized by:
•a combined Chairman of the Board and Chief Executive Officer;
•a robust committee structure with oversight of various types of risks; and
•engaged independent Board members.
Mr. Arling has served as our Chairman and Chief Executive Officer since July 2001. The Board believes that combining the roles of Chief Executive Officer and Chairman contributes to an efficient and effective Board. The Chief Executive Officer, with his in-depth knowledge and understanding of the Company, is best able to chair regular Board meetings by bringing key business issues and stockholder interests to the Board’s attention. In addition, the Board believes that combining these roles maximizes our Chief Executive Officer’s effectiveness. Within the Company, the Chief Executive Officer is primarily responsible for effectively leading significant change, improving operational efficiency, driving growth, managing the Company’s day-to-day business, managing the various risks facing the Company, and reinforcing the expectation for all employees of uncompromising honesty and integrity. Our Board believes that combining the roles of Chief Executive Officer and Chairman gives management clarity of leadership. Because of this, management knows that when the Chief Executive Officer is speaking, it is with the voice of the Board and not merely that of an executive officer. Coupled with our independent directors, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.
Other Leadership Components. Another key component of our leadership structure is our strong governance practices to ensure that the Board effectively carries out its responsibility for the oversight of management. All directors, with the exception of our Chairman, are independent, and all committees are made up entirely of independent directors. We do not have a lead independent director. Non-management directors meet in regularly scheduled executive sessions at the end of every regularly scheduled board meeting. The non-management directors may schedule additional executive sessions as appropriate. Members of management do not attend these executive sessions. The Board has full access to our management team at all times. In addition, the Board or any committee may retain, at such times and on such terms as determined by the Board or committee in its sole discretion, independent legal, financial and other consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.
Risk Management
Management is responsible for assessing and managing UEI’s exposure to various risks while the Board of Directors has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing UEI, including financial, strategic, operational, litigation, compliance and reputational risks.
The Audit Committee has oversight responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage UEI’s exposure to risk. The Audit Committee also has oversight responsibility for financial risks. The Board has oversight responsibility for all other risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.
Our internal auditor ("Auditor"), whose appointment and performance is reviewed and evaluated by the Audit Committee and who has direct access to the Audit Committee, is responsible for leading the formal risk assessment and management process within the Company. The Auditor, through consultation with the Company’s senior management, periodically assesses the major risks facing the Company and works with those executives responsible for managing each specific risk. The Auditor periodically reviews with the Audit Committee the major risks facing the Company and the steps management has taken to monitor and mitigate those risks. The Auditor’s risk management report, which is provided in advance of the meetings, is reviewed by the entire Audit Committee. The executive responsible for managing a particular risk may also report to the Audit Committee or full Board on how the risk is being managed and mitigated.
Management’s role to identify, assess and manage risk, and the Board’s role in risk oversight, have been well defined for many years. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. However, we believe that the Board’s leadership structure, with Mr. Arling serving as Chairman and Chief Executive Officer, enhances the Board’s effectiveness in risk oversight due to Mr. Arling’s extensive knowledge of the Company’s operations and the industries in which we conduct business.
In addition, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including a periodic review of the Company’s compensation policies and practices for its employees. The Corporate Governance and Nominating Committee oversees the risks associated with the Company’s overall governance and its succession planning process to understand that the Company has a slate of future, qualified candidates for key management positions.
Communications with Directors
The Board has adopted a process by which stockholders and other interested parties may communicate with members of the Board, committee chairs or the non-management directors as a group by regular mail. Any communication by regular mail should be sent to Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707, to the attention of the applicable director or directors.

Executive Sessions of Non-Management Directors
The non-management members of the Board of Directors meet in regularly scheduled executive sessions at the end of every regularly scheduled board of directors meeting. Additional executive sessions may be scheduled by the non-management directors. Members of management do not attend these executive sessions. The Board has full access to our management team at all times. In addition, the Board or any committee may retain, at such times and on such terms as determined by the Board or committee in its sole discretion, independent legal, financial and other consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.
Board and Committee Self-Assessments
The Board of Directors has instituted self-assessments of the Board, as well as of the Audit, Compensation, and Corporate Governance and Nominating Committees, to assist in determining whether the Board and its committees are functioning effectively. During 2017, the Audit Committee completed its self-evaluation and reviewed and discussed the results with the full Board.

Board Committee Charters and Other Corporate Governance Materials

The Board of Directors has adopted written charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. You may access all committee charters, our Code of Conduct, our Corporate Governance Guidelines, our Director Independence Standards, and other corporate governance materials through the “Investor Relations” section of our website, www.uei.com.
Stock Ownership Guidelines
The Board of Directors believes strongly that its directors and executive officers should have meaningful share ownership in UEI. Accordingly, the Board has established minimum share ownership requirements. Each Board of Director member is expected to own, at a minimum, that number of shares of common stock equal in value to $250,000, and each executive officer is expected to own, at a minimum, that number of shares of common stock equal in value to a multiple of his or her base salary ranging from a low of one times for certain executive officers to a high of four times for our Chairman and Chief Executive Officer. Any new director or executive officer will have five years from his or her start date to meet these minimum ownership requirements. Presently, all of our directors and executive officers meet these guidelines. For purposes of meeting this minimum share ownership requirement, each equivalent share of common stock held under our benefits plans and each share of time-based restricted stock units is considered as a share of common stock. Stock options and unissued shares of performance-based restricted stock units are not considered towards meeting this requirement. More information pertaining to Executive Officer stock ownership guidelines is set forth under the heading "Executive Officer Stock Ownership Guidelines" in the "Compensation Discussion and Analysis" section. In addition, more information pertaining to Board of Director stock ownership guidelines is set forth under the heading "Director Stock Ownership Guidelines" in the "Director Compensation and Stock Ownership Guidelines" section.
Board Structure and Committee Membership
Board Composition

We currently have seven directors: one is a Class I Director and six are Class II Directors. A Class I Director is a director who is also an employee of UEI and is elected each year at the Annual Meeting of Stockholders to serve a one-year term and a Class II Director is a director who is not an employee and is elected every even-numbered year at the Annual Meeting of Stockholders to serve a two-year term.
Board of Directors Meetings Held During 2017
During 2017, the Board formally met six times. Each director is expected to attend each meeting of the Board and those committees on which he serves. During 2017, no director attended less than 75% of the aggregate of all Board meetings and meetings of committees on which the director served. We encourage each director to attend every Annual Meeting of Stockholders; however, since attendance by our stockholders at these meetings has historically been via proxy and not in person, our outside directors have not regularly attended these meetings. At the 2017 Annual Meeting of Stockholders, one director, Mr. Arling, was present.

Role of Primary Board Committees
The Board has three standing committees - Audit, Compensation, and Corporate Governance and Nominating. Each committee is composed entirely of independent directors, as determined by the Board in accordance with applicable NASDAQ listing standards and the Board’s Director Independence Standards. In addition, Audit Committee and Compensation Committee members meet additional heightened independence criteria applicable to Audit Committee and Compensation Committee members under applicable NASDAQ and Securities and Exchange Commission (“SEC”) independence requirements. The table below provides information about the current membership of the committees and the number of meetings held in 2017.

Name/Item	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Satjiv S. Chahil		X	X
William C. Mulligan	X		Chair
J.C. Sparkman		Chair	X
Gregory P. Stapleton		X
Carl E. Vogel	X
Edward K. Zinser	Chair
Number of Meetings	4*	2**	0***
*The Audit Committee also acted once by unanimous written consent.
**The Compensation Committee also acted twice by unanimous written consent.
***The Corporate Governance and Nominating Committee acted once by unanimous written consent.
Audit Committee
The Audit Committee is primarily concerned with the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of our internal audit function and independent auditor. The Audit Committee’s functions include:

•	monitoring the Company’s major risk exposures, including financial risk, and the steps management has taken to control such exposures;

•	meeting with our independent registered public accounting firm and management representatives;

•	making recommendations to the Board regarding the appointment of the independent registered public accounting firm;

•	approving the scope of audits and other services to be performed by the independent registered public accounting firm;

•	establishing pre-approval policies and procedures for all audit, audit-related, tax and other fees to be paid to the independent registered public accounting firm;

•	considering whether the performance of any professional service by the registered public accountants may impair their independence; and

•	reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls.
The independent registered public accountants have unrestricted access to the Audit Committee, and the members of the Audit Committee have unrestricted access to the independent registered public accountants.
All of the Audit Committee members are financially literate. The Board has determined that Mr. Zinser is qualified as an "audit committee financial expert" within the meaning of applicable SEC regulations.

Audit Committee Report
The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and while management has the primary responsibility for the financial statements and the reporting process, our independent registered public accountants are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles, in all material respects.

In this context, the Audit Committee hereby reports as follows:
1. The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2017 with management and the independent registered public accountants.
2. The Audit Committee has discussed the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board ("PCAOB") with the independent registered public accounting firm.
3. The Audit Committee has received the written disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm its independence.
4. The Audit Committee has considered whether the independent registered public accountants’ provision of non-audit services provided to us, if any, is compatible with the registered public accountants’ independence.
Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our financial statements for the year ended December 31, 2017, as presented to the Audit Committee, be included in our Annual Report on Form 10-K for the year ended December 31, 2017 to be filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

Audit Committee of the Board of Directors

Edward K. Zinser — Chairman
William C. Mulligan
Carl E. Vogel

Compensation Committee
The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers (including "NEOs" as such term is defined below in the "Compensation Discussion and Analysis"). Among other things, the Compensation Committee:

•
Reviews the corporate goals and objectives approved by the Board relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, each on an annual basis;

•	Monitors potential risks relating to the Company's compensation policies and practices;

•
Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the Board whether the Compensation Discussion and Analysis should be included in the Company’s Annual Report and Proxy Statement and prepares the Compensation Committee Report required by SEC rules for inclusion in the Company’s Annual Report and Proxy Statement;

•	Reviews periodically compensation for non-management directors of the Company and recommends changes to the Board as appropriate;

•	Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the Company;

•	Reviews and makes recommendations to the Board with respect to the adoption or amendment of incentive and other stock-based compensation plans;

•	Administers the Company’s stock incentive plans; and

•	Assesses the independence of any outside compensation consultant of the Company.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee assists the Board in identifying qualified individuals to become board and committee members, considers matters of corporate governance and assists the board in evaluating the Board’s effectiveness. Among other things, the Corporate Governance and Nominating Committee:

•	Develops and recommends to the Board criteria for board membership;

•	Identifies, reviews the qualifications of and recruits candidates for election to the Board and to fill vacancies or new positions on the Board as directed by the Board;

•	Reviews candidates recommended by the Company’s stockholders, if any, for election to the Board;

•	Reviews annually our corporate governance principles and recommends changes to the Board as appropriate;

•	Recommends to the Board changes to our Code of Conduct;

•	Reviews and makes recommendations to the Board with respect to the Board’s and each committee’s size, structure, composition and functions;

•	Assists the Board in developing and evaluating potential candidates for executive positions and in overseeing the development of executive succession plans; and

•	Oversees the process for evaluating the Board and its committees.
The Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. Stockholders recommending candidates for consideration by the Corporate Governance and Nominating Committee should send their recommendations to our Secretary at Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707. The recommendation must include the candidate’s name, biographical data and qualifications.
Any such recommendation should be accompanied by:

•	a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director;

•	a completed written questionnaire in form and substance to be provided by the Secretary of UEI, covering matters including the background and qualifications of the candidate to serve on the Board; and

•
a written representation and agreement in form and substance to be provided by the Secretary of UEI, regarding any agreement, arrangement or understanding to which the candidate is a party relating to any voting commitment or assurance made by the candidate, and certain other matters as more particularly described in our bylaws.

The Board endeavors to have members representing diverse experience at policymaking levels in business, finance and technology and other areas that are relevant to our global activities. The selection criteria for director candidates include the following:

•	an individual of the highest personal and professional ethics, character, integrity and values;

•	possess the appropriate characteristics, skills, and experience to make a significant contribution to the Board;

•	inquisitive and objective perspective, practical wisdom and mature judgment; and

•	committed to representing the interests of our stockholders and demonstrate a commitment to long-term service on the Board.
The Corporate Governance and Nominating Committee evaluates director candidates recommended by stockholders based on the same criteria used to evaluate candidates from other sources. The Corporate Governance and Nominating Committee may employ professional search firms (for which we would pay a fee) to assist in identifying potential Board members with the desired skills and disciplines.
Diversity
The Board of Directors values diversity as a factor in selecting nominees to serve on the Board, and believes that diversity in its composition may provide significant benefit to the Board and the Company. Although there is no specific policy on diversity on our Board, the Corporate Governance and Nominating Committee, when considering a particular nominee for selection as a director, will include such factors as diverse experience, gender, race, national origin, functional background, executive or professional experience, and international experience.

Additional Information About Our Directors

Experiences, Qualifications, Skills and Attributes of Directors and Nominees
In considering each director nominee and the composition of the Board of Directors as a whole, the Corporate Governance and Nominating Committee utilizes a diverse group of experiences, qualifications, skills and attributes, including diversity in gender, ethnicity and race, that the Corporate Governance and Nominating Committee believes enables a director nominee to make a significant contribution to the Board, UEI and our stockholders. These experiences, qualifications, skills and attributes, which are more fully described in the table included in Proposal 1, are set forth in a director matrix and include management experience, independence, financial expertise, experience in manufacturing/distribution, technical/research and development, international operations, marketing and sales, retail operations and minority/diversity status.

These experiences, qualifications, skills and attributes relate directly to the management and operations of UEI. Success in each of these categories is a key factor in UEI’s overall operational success and creating stockholder value. The Corporate Governance and Nominating Committee believes that directors who possess these experiences, qualifications, skills and attributes are better able to provide oversight of UEI’s management and our long-term and strategic objectives.

Each director is required to notify the Chairman and the Chair of the Nominating & Governance Committee upon a change in principal professional responsibilities. The Nominating & Governance Committee may consider such change of status in recommending to the Board whether the director should continue serving as a member of the Board. The Board encourages, and we will reimburse the costs associated with, directors participating in continuing director education. The Board believes that term limits may result in the loss of long-serving directors who over time have developed unique and valuable insights into our business and therefore can provide a significant contribution to the Board. As a result, there are no term limits on Board service.
DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Non-Management Director Compensation

We compete primarily with technology companies in attracting and retaining our non-management directors. The advice of our non-management directors has been instrumental in our success. As noted in the overview of director backgrounds above, our current directors have deep experience in technology industries, Silicon Valley innovations and global marketing, telecommunications and cable TV, electronic devices manufacturing and marketing, private equity investments in technology, and internet-based consumer services and products. And each time our non-management directors have been up for reelection, our shareholders have recognized their value by overwhelmingly approving their reelection.

Consistent with this technology industry context, our Board of Directors has long held the belief that its compensation for serving as a member of our Board of Directors should be closely tied to the interests of our stockholders, meaning the vast majority of the non-management directors’ compensation be in equity as opposed to cash. As a result of this belief, the structure of our non-management directors’ compensation has remained unchanged since first being established in 2004, and since that time, this structure has been reviewed multiple times with the assistance and advice from Pay Governance LLC, a nationally-recognized independent compensation consulting firm (“Pay Governance”) with no change to its structure.

Prior to 2017, the last such review occurred in January 2013 by Pay Governance and, based upon that review, and in consultation with the Compensation Committee, the Board of Directors decided to retain the overall structure of the annual non-management directors’ compensation but made adjustments to the amount of cash retainer and the board and committee meeting fees with the adjustments becoming effective July 1, 2013 as follows:

1.	An annual cash retainer equal to $35,000 (or $8,750 quarterly) (increased from $25,000),

2.	A per meeting cash fee of $1,875 for each board meeting attended in excess of four during the fiscal year (July 1 - June 30) (increased from $1,500),

3.	A cash fee of $1,500 for each committee meeting attended (increased from $1,000),

4.	An annual cash retainer equal to $10,000 for each committee chaired (no change),

5.	An award of 5,000 shares of our Common Stock, which vests ratably each quarter during the fiscal year awarded (no change), and

6.	A periodic stock option grant when warranted to compensate the non-management directors for stellar past performance and to incentivize them to continue as members of our Board of Directors.

There have been no changes in the structure, or cash or stock portions of the non-management directors’ compensation since the July 2013 changes.

To further exemplify how this structure ties closely with the interests of our stockholders, since 2004 through 2016, the equity portion of our non-management directors’ compensation has averaged over 75% of the directors’ compensation, with the balance paid in cash. Also during this 13 year period, the directors were awarded stock options only three times, in 2004, 2008 and 2016 (however, this 2016 grant was surrendered by the directors in 2017 - see discussion below).

In keeping with its charter to periodically review non-management directors’ compensation, at the end of 2017 and early in 2018, the Compensation Committee, with the assistance of Pay Governance, undertook a full review of its existing compensation program to ensure a harmonization of that program with the interests of our stockholders while developing an overall competitive compensation program positioned to attract and retain qualified members. In addition, the Compensation Committee considered recent developments in law, corporate governance, shareholder activism and pay practices regarding board compensation programs generally. During this review, the Compensation Committee reviewed compensation trends and best practices, competitive pay levels, stockholder view of non-management director compensation practices, effects of recent legal interpretations, and proxy disclosure and compared those with our current non-management director compensation program.

Consistent with the primary experience sought in directors, the competitive analysis of director compensation was focused on the Company’s Peer Group which is used for assessing executive compensation. The Peer Group consists of companies in the Electronic Equipment & Instruments, Electronic Manufacturing Services, Electronic Components/Household Appliances, and Consumer Electronics industries (see page 38 below for details of the Peer Group). Director compensation for 2017 was determined to rank at the 91st percentile of all directors in the Peer Group

As a result of this review, the Compensation Committee concluded that modifications to the structure of the non-management directors’ compensation program were needed to better match the compensation programs of peer companies. This included recommending and obtaining the non-management directors’ agreement to voluntarily surrender the 2016 special grant of 25,000 stock options which the directors did in 2017.

Based upon this study and the conclusions reached by the Compensation Committee, the Committee recommended to the Board that the structure of the non-management directors’ compensation, in place since 2004, be modified to use retainers and eliminate meeting fees (both Board and Committee meetings) and to place a cap on the dollar value of the annual award of Common Stock. As such, in following the guidance from the Pay Governance study, the Committee recommended that the annual Board membership retainer be set at $50,000 (from $35,000) with no meeting fees being paid for attending Board meetings; an annual Committee membership retainer be set as follows: Audit Committee membership - $10,000, Compensation Committee membership - $10,000, and Nominating and Governance Committee membership - $5,000, with no meeting fees being paid for attending Committee meetings; and the annual Committee Chairman fees be set as follows: Audit Committee Chairman - $11,250 (from ($10,000), Compensation Committee Chairman - $10,000 (not change) and Nominating and Governance Chairman - $6,000 (from $10,000). Further, the Committee recommended that a $500,000 dollar cap be placed on the value of the stock portion of the directors’ annual compensation. After these modifications, the non-management directors’ annual compensation will be as follows:

1.	An Board membership cash retainer equal to $50,000 ($12,500 paid quarterly),

2.	An Committee membership cash retainer as follows:

a.	Audit Committee membership - $10,000 ($2,500 paid quarterly),

b.	Compensation Committee membership - $10,000 ($2,500 paid quarterly), and

c.	Nominating and Governance Committee membership - $5,000 ($1,250 paid quarterly),

3.	An cash retainer for each committee chaired as follows:

a.	Audit Committee Chairman - $11,250 ($2,812.50 paid quarterly)

b.	Compensation Committee Chairman - $10,000 ($2,500 paid quarterly), and

c.	Nominating and Governance Chairman - $6,000 ($1,500 paid quarterly),

4.
An award of 5,000 shares of our Common Stock (which number of shares may be reduced when determined by the Board to be necessary and appropriate), but in no event may the dollar value of such share award exceed $500,000, which vests ratably each quarter during the fiscal year awarded, and

5.	A periodic stock option grant when warranted to compensate the non-management directors for stellar past performance and to incentivize them to continue as members of our Board of Directors.

These changes are to take effect on July 1, 2018.

Based on current committee chairmanships and memberships, and our current stock price of approximately $50 per share, compensation to our current directors under the new program is estimated to range from $310,000 to $$325,000. This would place our non-management director compensation at approximately the 81st to 85th percentile of directors in our Peer Group.

Non-Management Director Compensation Table

Name of Director	Year	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Total Compensation($)
Satjiv S. Chahil	2017	39,875	336,050	—	375,925
William C. Mulligan	2017	52,875	336,050	—	388,925
J. C. Sparkman	2017	49,875	336,050	—	385,925
Gregory P. Stapleton	2017	39,875	336,050	—	375,925
Carl E. Vogel	2017	42,875	336,050	—	378,925
Edward K. Zinser	2017	52,875	336,050	—	388,925

(1)	This column represents the cash compensation earned in 2017 for Board and committee service. See the "Additional Information about Fees Earned or Paid in Cash During 2017" table below.

(2)
This column represents the grant date fair value of stock awards granted to Class II Directors as part of their compensation. The fair value of the stock awards is calculated using the average of the high and low trades of our stock on the grant date. See the "Additional Information about Non-Management Director Equity Awards" for further information related to stock awards granted in 2017.

Mr. Arling, who is the Company's Chief Executive Officer and the Company’s only Class I Director, received no additional compensation for his service as a director during 2017. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred to attend meetings.
Additional Information about Fees Earned or Paid in Cash During 2017
The following table provides additional information about fees earned or paid in cash to non-management directors during 2017:

Name of Director	Year	Annual Retainers ($)	Committee Chair Fees (1) ($)	Committee Meeting Attendance Fees (2) ($)	Additional BOD Meeting Attendance Fees (3) ($)	Total ($)
Satjiv S. Chahil	2017	35,000	—	3,000	1,875	39,875
William C. Mulligan	2017	35,000	10,000	6,000	1,875	52,875
J. C. Sparkman	2017	35,000	10,000	3,000	1,875	49,875
Gregory P. Stapleton	2017	35,000	—	3,000	1,875	39,875
Carl E. Vogel	2017	35,000	—	6,000	1,875	42,875
Edward K. Zinser	2017	35,000	10,000	6,000	1,875	52,875

(1)	Mr. Mulligan, Mr. Sparkman, and Mr. Zinser are the chairmen of the Corporate Governance and Nominating Committee, Compensation Committee, and Audit Committee, respectively.

(2)	Each committee member was paid $1,500 for each committee meeting attended.

(3)	Each board member was paid $1,875 for each Board of Directors' meeting attended in excess of four.

Additional Information about Non-Management Director Equity Awards
The following table provides additional information about equity awards made to non-management directors during 2017:

Name of Director	Restricted Stock Unit Awards Granted During 2017 (#)	Option Awards Granted During 2017 (#)	Grant Date Fair Value of Stock and Option Awards Granted During 2017 (1) ($)	Stock Awards Outstanding at Year End (#)	Option Awards Outstanding at Year End (#) (2)
Satjiv S. Chahil	5,000	—	336,050	2,500	20,000
William C. Mulligan	5,000	—	336,050	2,500	—
J. C. Sparkman	5,000	—	336,050	2,500	—
Gregory P. Stapleton	5,000	—	336,050	2,500	10,000
Carl E. Vogel	5,000	—	336,050	2,500	20,000
Edward K. Zinser	5,000	—	336,050	2,500	—

(1)
Represents the grant date fair value of stock awards granted during 2017. For restricted stock unit awards, this number is calculated by multiplying the fair market value of our common stock on the date of grant by the number of shares awarded. For stock option awards, this number is determined using the Black-Scholes option pricing model. For additional information regarding the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC.

(2)
Outstanding stock options issued to Mr. Chahil were comprised of 20,000 fully vested stock options that were set to expire on February 11, 2018 and which Mr. Chahil exercised in January 2018. Outstanding stock options issued to Mr. Stapleton were comprised of 10,000 fully vested stock options that were set to expire on April 24, 2018 and which Mr. Stapleton exercised in April 2018. Outstanding stock options issued to Mr. Vogel were comprised of 20,000 fully vested stock options that are set to expire on October 30, 2019.

Director Stock Ownership Guidelines
The Company requires each of our independent, Class II Directors to own at least $250,000 worth of our common stock. These guidelines are designed to align the Class II Directors' long-term financial interests with those of stockholders. As of December 31, 2017, each of our independent directors satisfied the stock ownership guidelines.
For the purposes of meeting this minimum stock ownership requirement, each share of time-based restricted stock units is considered as a share of common stock. Stock options and shares of unissued performance-based restricted stock units are not considered towards meeting this requirement.
The Compensation Committee reviews ownership levels of our Directors annually. The requirements for our independent Directors, as well as the average actual ownership levels at December 31, 2017 of all six independent directors, are set forth in the table below. Each of our independent Directors have met the required guidelines.

Anti-Pledging Policy
In January 2014, the Board of Directors ratified and adopted the Compensation Committee’s recommended anti-pledging policy prohibiting all non-management Directors and executive officers of the Company from holding any shares of the Company’s stock in a margin account and from pledging any such stock as collateral for any loan. In 2015, pursuant to the Dodd-Frank Act, the SEC proposed rules requiring disclosure in proxy materials of whether employees and directors are permitted to purchase financial instruments designed to hedge or offset a market value decrease of equity securities granted to them as compensation or otherwise held by them. We intend to continue to monitor the SEC rulemaking and revise our insider trading policy as appropriate.

Proposal 2 - Approval, on an advisory basis, of Named Executive Officer Compensation
The Company seeks approval, on an advisory basis, from its stockholders of the compensation of its named executive officers as described in the Compensation Discussion and Analysis section beginning on page 27 and the Summary Compensation Table and supporting tables and information beginning on page 40. The Company designed its compensation programs to help recruit, retain and motivate key executives to deliver the successful operating, financial, and stockholder value performance expected by its investors. The Compensation Committee strongly believes that executive compensation - both pay opportunities and pay actually realized - should be tied to Company performance. As illustrated in the accompanying chart, in 2017, 70% of the named executive officers' target total direct compensation consisted of annual and long-term incentives, with 46% in the form of long-term equity compensation. At last year’s Annual Meeting of Stockholders held on June 5, 2017, the say-on-pay advisory vote was overwhelmingly favorable, with 89% of all votes cast in favor of approving our executive compensation program.

In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis section for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. In particular, you should consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis:

•
Historically we have operated in a highly competitive pricing environment. This past year was no different. It was also a year of transition as many of our major customers were transitioning to next generation products, and we were transitioning our manufacturing activities between facilities as we closed down one of our China factories. At the same time, we continued to invest in new products that we believe will drive strong results in key financial metrics that correlate with long-term stockholder value. Since 2013, net sales have grown at an average annual rate of 7.1%; however, as a result of the aforementioned factors, in 2017 we experienced a net loss and our stock price declined 26.8%.

•
The great majority of executive pay is not guaranteed. The Company sets clear annual financial goals for corporate and business unit performance and differentiates its bonus awards based on individual achievement. Pay for performance is evident in the charts on pages 27 and 28 in the Compensation Discussion and Analysis section of this proxy statement.

Accordingly, we are asking our stockholders to vote "FOR" the following resolution:
"RESOLVED, that Universal Electronics Inc.'s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," the compensation tables and any related material disclosed in Universal Electronic Inc.'s proxy statement."
This advisory vote on named executive officer compensation is not binding on us. However, the Board and the Compensation Committee value the opinion of our stockholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our stockholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future named executive officer compensation decisions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2 RELATING TO THE APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION.

Proposal 3: Adoption and Approval of the 2018 Equity and Incentive Compensation Plan
Overview
On April 24, 2018, acting on the recommendation of the Compensation Committee and with input from an independent compensation consultant (Pay Governance LLC), the Board of Directors unanimously adopted and approved the Company’s 2018 Equity and Incentive Compensation Plan (“2018 Plan”), and is submitting the 2018 Plan to stockholders for their adoption and approval at the Annual Meeting. The Board believes the Company’s interests are best advanced by stimulating the efforts of employees, officers, and non-employee Directors, consultants, and advisors, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company. The 2018 Plan allows grants of stock options (including options intended to qualify as incentive stock options (“incentive stock options”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and options not intended to qualify as incentive stock options (“nonqualified stock options” and together, “options”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), other stock-based awards and cash-based awards (collectively, “awards”), any of which may be performance-based. The Board has adopted and approved the 2018 Plan to permit the Company to continue to use stock-based compensation to align stockholder and participant interests to the Company. The Company’s stock-based compensation program is currently operated under the Company’s 1999A Stock Incentive Plan, 2003 Stock Incentive Plan, 2006 Stock Incentive Plan, 2010 Stock Incentive Plan, and 2014 Stock Incentive Plan (collectively, the “Prior Plans”). As of April 1, 2018, only 193,238 shares were available for future grants under the Prior Plans.
Why You Should Vote For the 2018 Plan
The Board recommends that the Company’s stockholders approve the 2018 Plan because it believes the Company’s ability to grant equity-based awards continues to be crucial in allowing the Company to effectively compete for, retain and appropriately motivate and reward key talent. It is in the long-term interest of both the Company and its stockholders to strengthen the Company’s ability to attract, motivate and retain employees, officers, and non-employee directors, consultants, and advisors and to provide additional incentive for those persons through stock ownership and other incentives to improve financial performance, increase profits and strengthen the mutuality of interest between those persons and the Company’s stockholders.
Promotion of Good Corporate Governance Practices
The Board believes the use of stock-based incentive awards promotes best practices in corporate governance by maximizing stockholder value. By providing participants in the 2018 Plan with a stake in the Company’s success, the interests of the participants are aligned with those of the Company’s stockholders. Specific features of the 2018 Plan that are consistent with good corporate governance practices include, but are not limited to:

•	Options and stock awards may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date;

•
There generally may be no repricing of options or other awards without stockholder approval, including no cancellation and replacement of any outstanding option or SAR with a new option or SAR or another award or cash or amendment or modification that reduces the exercise price of an option or strike price of a SAR; and

•
Options and stock awards generally may not be transferred except by will or the laws of descent and distribution or, if approved by the Committee, to certain family members, trusts, partnerships or limited liability companies or other transferees as approved by the Board or the Compensation Committee or provided in the award agreement evidencing the grant of the award.

Key Data
The following table includes information regarding all of the Company’s outstanding equity awards (consisting only of options and restricted stock awards) and shares available for future awards under the Company’s Prior Plans as of April 1, 2018 (and without giving effect to this proposal 3):

Total shares underlying all outstanding options	619,155
Weighted average exercise price of outstanding options	$43.69
Weighted average remaining contractual life of outstanding options	4.69 years
Total shares underlying all outstanding and unvested restricted stock awards	245,319
Shares available for future awards that may be issued under Prior Plans	193,238
Plan Summary

The following summary of the material terms of the 2018 Plan are qualified in their entirety by reference to the complete statement of the 2018 Plan, which is set forth in Appendix A to this Proxy Statement. The 2018 Plan will become effective on June 4, 2018 (the “effective date”), after obtaining approval by the Company’s stockholders. On and after the effective date, no grants will be made under the Prior Plans; provided, that, awards granted under any Prior Plan will remain subject to the terms and conditions of the applicable Prior Plan.
Purpose. The purpose of the 2018 Plan is to provide a means through which the Company may attract and retain key personnel and to provide a means whereby non-employee Directors, officers, employees, consultants and advisors of the Company and its subsidiaries (the “Company Group”) can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of the shares of the Company’s common stock (“Common Stock”).
Eligibility. Non-employee Directors, officers, employees, consultants and advisors of the Company Group will be eligible for awards; provided, that, incentive stock options may be granted only to employees. A written agreement between the Company and each participant will evidence the terms of each award granted under the 2018 Plan other than any cash-based award.
Number of Shares Authorized. Pursuant to the 2018 Plan, the Company has reserved an aggregate of one million (1,000,000) shares of Common Stock for issuance of awards to be granted thereunder (all of which may be issued as Incentive Stock Options) plus the number of shares of Common Stock underlying an award granted under any Prior Plan that expires, terminates or is canceled or forfeited for any reason or settled in cash or is unearned under the terms of the applicable Prior Plan. Each year, each participant who is a non-employee Director will be granted an award covering the lesser of (i) 5,000 shares of Common Stock Stock (which number of shares may be reduced when determined by the Board to be necessary and appropriate) and (ii) shares of Common Stock with an aggregate maximum value at the date of grant of $500,000 (the “Annual Award”). In addition to the Annual Award, as an inducement to commence service with the Company as a non-employee Director or, from time to time, to reward extraordinary service rendered by an existing non-employee Director, a participant who is or becomes a non-employee Director may be granted an award of options covering up to 20,000 shares of Common Stock.
If any award granted under the 2018 Plan expires unexercised, is canceled, forfeited, settled in cash or unearned, shares of our Common Stock subject to such award will again be made available for future grants. Use of shares of Common Stock to pay the required exercise price or tax obligations, or shares not issued in connection with settlement of an option or SAR, reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of an option, or that are used or withheld to satisfy tax obligations of the participant will, notwithstanding anything herein to the contrary, not be available again for other awards under the 2018 Plan. In addition, if a participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not be available again for awards under the 2018 Plan. In general, any fractional shares due on exercise or payment in respect of an award will be settled in cash.
Administration. The Compensation Committee will administer the 2018 Plan. Among other responsibilities, the Compensation Committee will select participants and determine the type of awards to be granted to participants, the number of shares of Common Stock to be covered by awards and the terms and conditions of awards, interpret the 2018 Plan and awards granted thereunder, establish, amend, suspend or waiver rules and may accelerate the vesting or exercisability of, or the lapse of restrictions on, awards, and make any other determination and take any other action that it deems necessary or desirable to administer the 2018 Plan.

Amendment or Termination. Unless earlier terminated, the expiration date of the 2018 Plan will be the tenth (10th) anniversary of the effective date; provided, however, that such expiration shall not affect awards then outstanding, and the terms and conditions of the 2018 Plan shall continue to apply to such awards. The Board may amend or terminate the 2018 Plan at any time; provided, that, no such amendment or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the 2018 Plan and that any such amendment or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award granted will not to that extent be effective without the consent of the affected participant, holder or beneficiary. The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, amend or terminate, any award granted under the 2018 Plan or the associated award agreement; provided, that, any such amendment or termination that would materially and adversely affect the rights of any participant with respect to any award granted under the 2018 Plan will not to that extent be effective without the consent of the affected participant and that, in general, without stockholder approval to the extent required by the rules of any applicable national securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR, (ii) the Compensation Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR, another award or cash and (iii) the Compensation Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system.
Options. The Compensation Committee may, in its discretion, grant incentive stock options and nonqualified stock options to participants. All options granted under the 2018 Plan will be nonqualified stock options unless the award agreement states that the option is an incentive stock option. Non-employee Directors, officers, employees, consultants and advisors may be granted nonqualified stock options, but only employees may be granted incentive stock options. The Compensation Committee will determine the exercise price of options granted under the 2018 Plan. Subject to certain exceptions, the exercise price of an incentive or nonqualified stock option shall be at least 100% (and in the case of an incentive stock option granted to a more than 10% stockholder, 110%) of the fair market value of the Common Stock subject to the option on the date the option is granted. The Compensation Committee will determine, in its sole discretion, the terms of each option (the “option period”). Options may not be exercisable for more than ten years from the date they are granted (five years in the case of an incentive stock option granted to a more than 10% stockholder).
Acceptable consideration for the purchase of the Common Stock issued upon the exercise of an option will include cash, check, cash equivalents and/or shares of the Common Stock (or attestation thereof), and the Compensation Committee may permit other forms of consideration, including (1) a broker-assisted cashless exercise or (2) a reduction of the number of shares deliverable upon exercise. Any fractional amounts will be settled in cash.
Stock Appreciation Rights/SARs. The Compensation Committee may, in its discretion, grant SARs to participants. Generally, SARs permit a participant to exercise the right and receive a payment equal to the value of the Common Stock’s appreciation over a period of time in excess of the fair market value of a share of the Common Stock on the date of grant of the SAR. The Company will pay such amount in cash, in shares of Common Stock valued at fair market value, or any combination, as determined by the Compensation Committee. Any fractional shares of Common Stock shall be settled in cash. SARs may be granted alone or in tandem with options and may be settled in cash, stock or a combination thereof. If a SAR is granted in tandem with an option, the SAR will become exercisable and will expire according to the same vesting schedule and expiration provisions as such option. A SAR granted independent of an option will become exercisable and will expire in such manner and on such date(s) as determined by the Compensation Committee, not to exceed ten years (the “SAR period”). The Compensation Committee will determine, in its sole discretion, the terms of each SAR.
Restricted Stock and Restricted Stock Unit Awards. The Compensation Committee may, in its discretion, grant restricted stock and/or restricted stock units (a hypothetical account that is paid in the form of shares of Common Stock or cash or a combination of both) to participants. The Compensation Committee will determine, in its sole discretion, the terms of each restricted stock and restricted stock unit award. Subject to the terms of the award, the recipients of restricted stock generally will have the rights and privileges of a stockholder with respect to the restricted stock, including the right to vote the stock. Dividends, if any, that may have been withheld by the Compensation Committee and attributable to any particular share of restricted stock will be distributed to the participant in cash or shares of Common Stock upon the release of the restrictions applicable to such award. If a restricted stock award is forfeited, the participant will have no right to such dividends unless otherwise provided in the award agreement.
Upon the grant of a restricted stock award, the shares underlying the award will be registered in the name of the participant. Unless otherwise provided by the Compensation Committee in an award agreement or otherwise, restricted stock units will generally be settled in shares of Common Stock. However, the Compensation Committee will have discretion to pay restricted stock units, upon settlement, in cash, shares of Common Stock or a combination thereof. The Compensation Committee may also elect to defer the delivery of such shares of Common Stock or cash or combination of the two.

Other Stock-Based Awards. The Compensation Committee, in its discretion, may award unrestricted shares of Common Stock, or other awards denominated in Common Stock, to participants either alone or in tandem with other awards. The Compensation Committee will determine, in its sole discretion, the terms of each other stock-based award.
Other Cash-Based Awards. The Compensation Committee may award other cash-based awards that are denominated or payable in cash to participants, either alone or in tandem with other awards. The Compensation Committee will determine, in its sole discretion, the terms of each other cash-based award.
Adjustments in Capitalization. In general, in the event of (1) any dividend (other than regular cash dividends) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock of the Company or other securities of the Company or other similar corporate transaction or event (including, without limitation, a “change in control” (as defined in the 2018 Plan)) that affects the shares of the Common Stock, (2) unusual or nonrecurring events (including, without limitation, a “change in control”) affecting any member of the Company Group or the financial statements of any member of the Company Group, or (3) changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, necessary or appropriate equitable adjustments (as determined by the Compensation Committee) will be made, including to the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of awards or with respect to which awards may be granted under the 2018 Plan or any other limit applicable under the 2018 Plan with respect to the number of awards which may be granted under the 2018 Plan, and the terms of any outstanding award, including the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate, the exercise or strike price with respect to any award or any applicable performance measures. In addition, the Compensation Committee may provide for a substitution or assumption of awards, the acceleration of the exercisability of, lapse of restrictions on, or termination of, awards or provide for a period of time for exercise prior to the occurrence of such event or cancel any award and cause a payment (in cash, shares of Common Stock, other securities, other property or any combination thereof) to be made to the award holders equal to the value of such awards, if any, as determined by the Compensation Committee.
Change in Control. In the event of a “change in control,” the Compensation Committee may (1) provide that all options and SARs will become immediately exercisable as of a time prior to the “change in control,” (2) provide that any restricted period imposed upon awards will expire as of a time prior to the “change in control,” and (3) cause any deferred awards to be settled as soon as practicable.
Section 409A. The 2018 Plan and the awards that may be granted thereunder are intended to comply with or be exempt from Section 409A of the Code and shall be administered, construed and interpreted in accordance with such intent; provided, that, neither the Company, any affiliates, the Board, the Compensation Committee nor any other party guarantees such compliance or exemption and no such party shall have any liability to any participant if an award intended to comply with or be exempt from Section 409A of the Code does not comply with or is not exempt from Section 409A of the Code as intended.
Transferability. Awards will generally not be transferable, but all awards will be transferable upon the participant’s death by will or the laws of descent and distribution. The Compensation Committee may permit awards, other than incentive stock options, to be transferred to the participant’s family members, a trust solely for the benefit of the participant or his or her family members, a partnership or limited liability company whose only partners or stockholders are the participant or his or her family members, or any other transferee as may be approved by the Board or the Compensation Committee. Designating a beneficiary will not be considered a transfer.
Detrimental Activity. If a participant engages in any “detrimental activity” as determined by the Compensation Committee, the Compensation Committee may (i) cancel any or all of the participant’s outstanding awards or (ii) provide that the participant will forfeit and promptly repay any gain realized on vesting or exercise of an award. Detrimental activity generally includes the participant’s (1) unauthorized use, disclosure or dissemination of confidential information or trade secrets pertaining to the business of any member of the Company Group; (2) engaging in activity that would be grounds to terminate the participant’s employment or service with any member of the Company Group for cause; or (3) breach any restrictive covenant by which such participant is bound.
No Right to Continued Employment. The 2018 Plan does not give any participant any right to be retained in the employ or service of any member of the Company Group. Any member of the Company Group may at any time dismiss a participant from employment or discontinue any consulting relationship, free from any liability or any claim under the 2018 Plan, unless otherwise expressly provided in the 2018 Plan or any award agreement.

Government and Other Regulations. The obligation of the Company to settle awards in Common Stock or other consideration is subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. The Company is under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an award unless such shares have been properly registered for sale pursuant to the Securities Act of 1933, as amended, with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with.
Clawback/Repayment. All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (1) any clawback, forfeiture or other similar policy adopted by the Board or the Compensation Committee and as in effect from time to time, and (2) applicable law.
Federal Income Tax Treatment
The following is a general summary of certain U.S. federal income tax consequences of certain types of awards under the 2018 Plan. The summary does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), and does not explain the state and local or any foreign tax treatment. The state and local tax treatment may vary from the U.S. federal income tax treatment. The following is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States. The law is technical and complex, and the summary below is general in nature. The following is not considered as tax advice to any persons who may be participants in the 2018 Plan and participants are advised to consult their tax counsel as to the tax consequences of a particular transaction under the 2018 Plan.
Incentive Stock Options. A participant who is granted an incentive stock option will not have federal income tax liability upon the grant of an incentive stock option and will not recognize regular taxable income when the incentive stock option is exercised. However, the participant will recognize alternative minimum taxable income equal to the excess of the fair market value of the purchased shares at the time of exercise over the exercise price paid for those shares, if the participant is subject to the alternative minimum tax in the taxable year of the exercise. A participant generally will recognize income in the year in which the participant disposes of the shares purchased under such incentive stock option. If the participant makes a “qualifying disposition,” the participant will recognize a long-term capital gain equal to the excess of (a) the amount realized upon the sale or disposition over (b) the exercise price paid for the shares and the Company cannot take an income tax deduction with respect to those shares. A qualifying disposition occurs when the participant’s sale or other disposition of the shares takes place (a) more than two (2) years after the grant date of the incentive stock option and (b) more than one (1) year after the date the option was exercised for the particular shares involved in the disposition. In contrast, a disqualifying disposition is any sale or other disposition made before both of these minimum holding periods are satisfied. The participant is required to notify the Company in writing immediately after the date the participant makes a disqualifying disposition. Normally, when shares purchased under an incentive stock option are subject to a disqualifying disposition, the participant will recognize ordinary income at the time of the disposition in an amount equal to the excess of (a) the fair market value of the shares on the exercise date over (b) the exercise price paid for those shares and the Company is entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes in connection with the disposition.
Nonqualified Stock Options. A participant who is granted a nonqualified stock option will not have federal income tax liability upon the grant of the nonqualified stock option, but normally will recognize ordinary income in the year in which the participant exercises the option in an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date over (b) the exercise price paid for those shares and the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes. A participant will later also recognize a capital gain to the extent that the amount realized from the sale of the shares exceeds the participant’s basis in the shares.
Stock Appreciation Rights/SARs. A participant who is granted a SAR will not have federal income tax liability upon the grant of the SAR, but normally will recognize ordinary income in the year in which the participant exercises the SAR in an amount equal to the amount of the cash or the value of the stock that is transferred to the participant upon exercise of the SAR and the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes.
Restricted Stock Awards. Generally, a participant who is granted an award of restricted stock will recognize taxable income when the substantial risk of forfeiture of the shares lapses, i.e., at the time of “vesting.” The taxable income will be equal to the fair market value of the shares of restricted stock when they vest and the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes. The participant may elect under Section 83(b) of the Code to include as ordinary income in the year of the award an amount equal to the fair market value of the shares on the transfer date. If the participant makes the Section 83(b) election, the participant will not recognize any additional income when the shares vest.

Any appreciation in the value of the shares of restricted stock after the award is not taxed as compensation but instead is taxed as a capital gain when the restricted shares are sold or transferred. If the participant makes a Section 83(b) election and the restricted stock is later forfeited, the participant is not entitled to a tax deduction or a refund of the tax already paid. The Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the shares are awarded to the participant.
Restricted Stock Units/RSUs. A participant who is granted an RSU generally will not recognize income when the RSU is granted or vested, but only when the RSU is settled. The participant will recognize ordinary income equal to the amount of the cash or the value of the stock that the participant receives on settlement and the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes.
Company Deduction and Section 162(m). Section 162(m) of the Code generally limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to certain “covered employees” unless certain exceptions are met, such as the exception for qualified performance-based compensation. Pursuant to the Tax Cuts and Jobs Act of 2017 (“TCJA”) as of January 1, 2018, the exception under Code Section 162(m) for qualified performance-based compensation was eliminated and the definition of “covered employee” was expanded to include the chief financial officer of a Company. TCJA includes a transition rule under which the changes to Code Section 162(m) will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. The Company intends to rely on this transition rule. However, given the loss of the qualified performance-based compensation exception, non-grandfathered awards may result in non-deductible compensation amounts. The Compensation Committee takes the potential tax deductibility of compensation under Section 162(m) of the Code into consideration, along with many other factors, when making compensation decisions.
New Plan Benefits
The benefits that will be awarded or paid under the 2018 Plan are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Based upon past grants under the Prior Plans, it is the Company's expectation that the 2018 Plan should be sufficient to cover benefits awarded or paid to participants for the next four years. Information about awards granted in prior fiscal years under the Company’s Prior Plans to the Company’s named executive officers may be found in the Compensation Discussion and Analysis section of this proxy statement. As of April 1, 2018, the closing price of a share of the Company’s Common Stock was $52.05.
Vote Required and Board Recommendation
The affirmative vote of a majority of the votes cast is required for the adoption and approval of the Company’s 2018 Equity and Incentive Compensation Plan.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE COMPANY’S 2018 EQUITY AND INCENTIVE COMPENSATION PLAN.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides a description of our executive compensation philosophy, programs and practices, the compensation decisions the Compensation Committee made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the following executives who were our named executive officers ("NEOs") in 2017:

Name	Title
Paul D. Arling	Chairman and Chief Executive Officer
Bryan M. Hackworth	Chief Financial Officer and Senior Vice President
David Chong	Executive Vice President, Asia
Louis S. Hughes	Chief Operating Officer
Menno Koopmans	Managing Director, EMEA
Pay for Performance
Our compensation programs and practices are designed to help recruit, retain and motivate key executives so that they may deliver the successful operating, financial, and stockholder value performance expected by our investors.
Performance-Based Compensation
The Compensation Committee believes that our compensation program and practices have been instrumental in supporting achievement of our operating success and performance for stockholders. The program emphasizes annual and long-term performance-based incentives so that the vast majority of our NEOs' total compensation is tied to the Company's financial and long-term stock price performance.
Mr. Arling received approximately 73% of his total 2017 compensation opportunity in the form of annual and long-term incentives that were tied to the Company's operating results and stock price. The other NEOs as a group received approximately 68% of their total 2017 compensation opportunity in the same annual and long-term incentives.

The Compensation Committee strongly believes that executive compensation pay opportunities and pay actually realized should be tied to Company performance on an absolute basis, relative to similar technology companies and on competitive pay standards. In addition, realized executive pay should be tied to performance in two key ways: (1) the Company's operating and financial performance and (2) the return to stockholders over time.
Operating Performance
Historically, we have operated in a highly competitive pricing environment. This past year was no different. It was also a year of transition as many of our major customers were transitioning to next generation products, and we were transitioning our manufacturing activities between facilities as we closed down one of our China factories. At the same time, we continued to invest in new products that we believe will drive strong results in key financial metrics that correlate with long-term stockholder value. Since 2013, net sales have grown at an average annual rate of 7.1%; however, as a result of the aforementioned factors, in 2017 we experienced a net loss and our stock price declined 26.8%.

(in millions, except per share amounts and percentages)	2013	2014	2015	2016	2017
Net Sales	$529.4	$562.3	$602.8	$651.4	$695.8
Net Income (Loss)	$23.0	$32.5	$29.2	$20.4	$(10.3)
Diluted EPS	$1.47	$2.01	$1.88	$1.38	$(0.72)
Cash Flow from Operations	$30.7	$63.5	$26.1	$49.5	$13.8
Gross Margin %	28.6%	29.7%	27.7%	25.2%	23.8%
Operating Margin %	6.1%	7.3%	5.9%	3.9%	1.5%
Return on Average Assets	5.7%	7.3%	6.1%	4.0%	(1.8)%
Closing Y/E Stock Price	$38.11	$65.03	$51.35	$64.55	$47.25
Over the 5-year period from 2013 to 2017, the Company has generated $183.6 million in cash flow from operations.

Key strategic initiatives and related achievements for 2017 are listed below:

Continue to develop industry-leading technologies and products.	Research and development expenditures increased 7.9% in 2017 compared to 2016 as we continued to develop advanced technologies designed to improve and simplify set-up and control features.
Continue to broaden our home control and automation product offerings.	Broadened our product portfolio and updated our library of device codes for new features and devices introduced worldwide. Additionally, we acquired Residential Control Systems, Inc. in April 2017.
Further penetrate international subscription broadcasting markets and increase our share with existing customers.	Increased sales with new and existing customers in international and domestic markets.
Acquire new customers in historically strong regions.	Acquired new customers in North America and Europe.
Seek acquisitions that compliment and strengthen our existing business.	Continued our search for acceptable acquisition candidates and completed the acquisition of Residential Control Systems, Inc.
Return to Stockholders
The following chart shows how our total stockholder return compares to the S&P Small Cap 600 Index, the Nasdaq Composite Index and a consumer electronics peer group(1). The companies in the consumer electronics peer group compete in markets similar to those of the Company.
(1) Companies in the consumer electronics peer group are as follows: TiVo Corporation (formerly Rovi Corporation), Logitech International, Dolby Laboratories, Inc., and VOXX International Corp. Harman International Industries, Inc. was previously included in the consumer electronics peer group but has been removed due to its acquisition in March 2017 by Samsung Electronics.

Alignment between Executive Pay and Company Performance
The Compensation Committee believes that there should be a strong correlation between executive pay and Company performance. As indicated above, the Company’s executive compensation program included many features designed to maintain this alignment, while also protecting the Company against inappropriate risk taking and conflicts among the interests of the Company, its stockholders and its executives.
As explained above, approximately 73% of our CEO’s total 2017 compensation was tied to performance in the form of annual cash incentives and long-term equity incentives. Hence, if the Company did not perform well for our stockholders, our Chief Executive Officer's actual compensation would have been significantly lower. The following chart shows the historical alignment between our Chief Executive Officer's total annual compensation ("CEO Annual Compensation") and the Company's performance (measured as total stockholder return ("TSR")) for the past five years.
CEO Annual Compensation for each year is the sum of salary received, actual annual incentive earned, all other compensation received (as set forth in the Summary Compensation Table), and year-end values of equity awards granted during the year. Equity award balances are valued at the year-end closing price of the Company’s stock in the respective year of grant and include restricted stock units and "in-the-money" stock options. TSR reflects the stock price appreciation since year-end 2011.
The Compensation Committee believes that the relationship of our CEO’s Compensation to Total Stockholder Return demonstrates effective pay for performance in our executive compensation program.

2017 Pay Decisions
The Compensation Committee makes decisions for executive officer base salary and long-term incentive grants in January each year. At that time, final annual incentive awards are also confirmed based on prior year results relative to targets. In consideration of our performance, the Compensation Committee made the following decisions related to compensation for NEOs in 2017:

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Increased the base salary of Mr. Koopmans by 19% to €200,000 in connection with his promotion to Managing Director, EMEA at the end of 2016. None of our other NEO's received an increase in their base salary in 2017.

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Based on Company performance and our incentive plan funding schedule, no annual incentives were paid to our Chief Executive Officer and our NEOs for 2017 (please see the 2017 Performance Incentive Plan calculation chart on page 35).

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Made annual grants of stock options and restricted stock units on February 8, 2017 at grant values that were of equal value to the 2016 grant for our Chief Executive Officer and Chief Operating Officer and increased by 7% for our other NEOs.

Say on Pay
At our June 5, 2017 Annual Meeting of Stockholders, 89% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation Committee was pleased with this overwhelming favorable outcome and believes it conveyed our stockholders' support of the Compensation Committee's decisions and our existing executive compensation programs. Consistent with this support, the Compensation Committee decided to retain the core design of our executive compensation programs for the remainder of 2017 and in 2018, as it believes the programs continue to attract, retain and appropriately incent senior management.
We also welcomed input on executive compensation as we interacted with stockholders on a number of matters throughout the year. The Board of Directors and the Compensation Committee duly consider stockholder input as well as the other factors discussed in this Compensation Discussion and Analysis and routinely review our executive compensation programs and practices.
In addition, at the June 5, 2017 Annual Meeting of Stockholders, 76% of the votes cast were in favor of holding future advisory votes on executive compensation every year. Accordingly, we will include an advisory vote on executive compensation in our proxy materials every year at least until the next "Say-on-Frequency" vote, which will be no later than our 2020 Annual Meeting of Stockholders.
Summary of Executive Compensation Practices
Below we list executive compensation practices that we have implemented to appropriately structure our executive rewards and practices that we have not implemented because we do not believe they would serve our stockholders' long-term interests.
Corporate Governance and Best Practices
Consistent with our commitment to executive compensation best practices, the Company continued the following executive compensation practices for 2017:

•	Pay for performance by tying the vast majority of our executive compensation to achievement of annual operating and strategic goals and increases in stockholder value.

•	No back-dating or repricing stock options.

•	No defined benefit pension plan.

•	No supplemental executive retirement plan.

•	No tax gross-ups on benefits or perquisites.

•	Competitive and reasonable post-employment and change in control provisions.

•	Subject executives to stock ownership guidelines.

•	Subject executives to clawback requirements.

•	Prohibit executives from holding Company stock in margin accounts or pledging such stock as collateral for loans.

•	Monitor potential risks relating to the Company's compensation policies and practices.

•	Committee retention of an independent compensation consultant.

Philosophy and Overview of Our Compensation Program
This section describes our executive compensation philosophy and provides an overview of our compensation program and the rationale for each component of the program.
Philosophy and Objectives
The Compensation Committee believes that stockholder interests are best advanced by attracting and retaining a high-performing management team. To promote this objective, the Compensation Committee was guided by the following underlying principles in developing our executive compensation program:

•
Long-term commitment - The program should be designed to gain a long-term commitment from the proven, accomplished executives that lead our success. Our NEOs have a combined total of approximately 66 years with the Company, during which they have held different positions and have been promoted to increasing levels of responsibility due to their exceptional contributions.

•	Pay-for-performance - A high proportion of total compensation should be at risk and tied to achievement of annual operating and strategic goals and increases in stockholder value.

•	Equity emphasis - Long-term incentives should be provided annually in Company equity to encourage executives to plan and act with the perspective of long-term stockholders.

•	Sustainable performance orientation - The mix of incentives provided should motivate sustainable growth in the value of Company.

•
Focus on total compensation - Compensation opportunities should be considered in the context of total compensation relative to the pay practices of similar technology companies that compete with us for talent.

The Compensation Committee regularly evaluates the Company's compensation arrangements to assess whether they are appropriately structured to support these objectives and are effective in enabling the Company to attract and retain top talent in key leadership positions.
Program Overview
Our executive compensation program is simple in design and limited in scope. We provide only one low-cost executive benefit and no perquisites to our NEOs located in the United States. Each program component and the rationale for it are highlighted below.

Element	Role and Purpose
Base salary	Provide competitive foundation for total compensation.
Annual incentives
Motivate and reward achievement of annual financial targets, which drive the valuation of our stock.
Enforce accountability for individual performance through discretionary reductions in awards as deemed appropriate.

Long-term incentives	Align executives with stockholders.
Retirement savings	Permit executives to participate in the Company's 401(k) plan to facilitate retirement saving.
Executive benefits	Provide for executives' families through supplemental life insurance policies.
Foreign benefits
Consistent with competitive practice in the Netherlands, provide Mr. Koopmans with a pension and automobile. Consistent with competitive practices in Hong Kong, provide Mr. Chong with an automobile allowance.

How We Make Pay Decisions
This section describes the participants and process for setting executive compensation at the Company.
Role of Executive Officers in Setting Compensation
Each year management and the Board identify operating objectives that we believe need to be achieved for the Company to be successful. These objectives are derived largely from the Company's financial and strategic planning sessions led by the Chief Executive Officer, during which the Company's growth opportunities are analyzed and goals are established for the upcoming year. In addition to financial targets, the goals include qualitative strategic and operational objectives that are aimed at creating long-term stockholder value. Achievement of these objectives is considered in making pay decisions for the Chief Executive Officer and our other executive officers.
The Compensation Committee reviews all elements of compensation for the Chief Executive Officer based upon consideration of his contribution to the development and operating performance of the Company and competitive pay practices. The Compensation Committee develops and recommends pay changes for the Chief Executive Officer to the full Board of Directors for their approval. The Compensation Committee considers the recommendations of the Chief Executive Officer in establishing compensation for all other NEOs. Throughout the process, the Compensation Committee also considers input from our independent compensation consultant as it deems necessary and advisable.
Compensation Consultant
The Compensation Committee has the authority to retain compensation consulting firms exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. During 2016 and 2017, the Compensation Committee retained Pay Governance LLC, a nationally-recognized independent compensation consulting firm, to assist in performing its duties. Pay Governance LLC advised the Company with respect to compensation trends and best practices, competitive pay levels, stockholder view of compensation practices, and proxy disclosure. Since the Committee retained the core design of our last year’s executive compensation program, the Committee did not request Pay Governance LLC to conduct a detailed review and analysis of our executive compensation program, rather the Committee requested simple advice and counsel with respect to levels of specific components of the program. In addition, the Committee sought and obtained guidance from other sources as it deemed appropriate. During 2017, the Compensation Committee also engaged Pay Governance LLC to assist and advise the Committee in determining the Board of Director Compensation. While our adviser periodically consults with management in performing work requested by the Compensation Committee, Pay Governance LLC did not perform any separate additional services for management.
The Compensation Committee has determined that Pay Governance LLC is independent and there was no conflict of interest resulting from retaining Pay Governance LLC. In reaching these conclusions, the Compensation Committee also considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.
Setting Executive Compensation
In determining base salary, target annual incentives and guidelines for equity awards, the Compensation Committee reviews total compensation using the NEOs' current level of compensation as the starting point. Decisions to change compensation consider:

•	the scope and complexity of the functions each executive oversees;

•	the contribution of those functions to our overall performance;

•	individual capability and maturity in role;

•	individual performance;

•	role criticality and difficulty to replace the executive; and

•	compensation practices of our peers.
The Chief Executive Officer assesses individual performance of each NEO against established goals and expectations using criteria identified by the Compensation Committee. The Chief Executive Officer also provides the Compensation Committee with a self-assessment using the same criteria, including the following:

•	results on key financial metrics;

•	achievement of strategic operating objectives such as mergers and acquisitions, technological innovations, and global expansion;

•	advancement of commercial excellence through new or improved products and services, market leadership, and customer attraction and retention;

•	achieving operational goals in areas such as productivity, efficiency and risk management;

•	improving organizational excellence through employee practices and organization structure; and

•	support of Company values such as integrity and high ethical standards.
The Compensation Committee reviews the Chief Executive Officer's assessments and approves an overall rating for the Chief Executive Officer and each of the other NEOs. The overall rating indicates the warranted placement of the individual executive in the lower, middle or upper third of the competitive market ranges for base salary, target annual incentive, guideline long-term incentive opportunity, and target total direct compensation (base salary, target annual incentive and guideline long-term equity award value).
Competitive market ranges are based on benchmark pay data for comparable positions. For an individual executive the midpoint of the range is anchored to the market 50th percentile, the low end of the range reflects the market 25th percentile, and the high end of the range reflects the market 75th percentile. This approach to setting pay is consistent with our intent of offering compensation that is contingent on performance and contributions to the Company yet competitive within the marketplace.
2017 Total Direct Compensation Opportunity
Based on the Compensation Committee's review, the 2017 Total Direct Compensation opportunities of our NEOs were:

Executive	Base Salary	Target Annual Incentive %	Target Cash	Long-Term Incentives	Target Total Direct
Paul D. Arling	$830,000	100%	$1,660,000	$1,500,000	$3,160,000
Bryan M. Hackworth	$340,000	70%	$578,000	$600,000	$1,178,000
David Chong (1)	$333,375	60%	$533,375	$500,000	$1,033,375
Louis S. Hughes	$500,000	100%	$1,000,000	$600,000	$1,600,000
Menno Koopmans (2)	$225,915	60%	$361,915	$400,000	$761,915
(1) David Chong's base salary was converted to U.S. Dollars using 7.792 HKD/USD.
(2) Menno Koopmans' base salary was converted to U.S. Dollars using 1.130 USD/EUR.

Elements of Executive Compensation
We generally allocate among the principal elements of our total compensation program (base salary, annual performance incentives, and long-term equity awards) based on market practices. This ensures that our compensation program is effective for attracting and retaining key leaders.
Base Salary
We review base salaries annually, and change them from time to time in consideration of performance, increased responsibilities, and internal and external competitiveness. For 2017, the Compensation Committee increased base salary for Mr. Koopmans in connection with his promotion to Managing Director, EMEA at the end of 2016. None of our other NEO's received an increase in their base salary in 2017.

Executive	2017 Base Salary		2016 Base Salary		Percent Change
Paul D. Arling		$830,000		$830,000	0%
Bryan M. Hackworth		$340,000		$340,000	0%
David Chong	HKD	2,597,658	HKD	2,597,655	0%
Louis S. Hughes		$500,000		$500,000	0%
Menno Koopmans		€200,000		€168,100	19%
Annual Incentives
Our NEOs participate in the Universal Electronics Inc. Annual Performance Incentive Plan (the "Performance Incentive Plan"). Within 90 days after the commencement of the year, the Compensation Committee identifies the executive officers who will participate in the Performance Incentive Plan for that year and establishes the annual performance criteria.

In 2017, the Performance Incentive Plan payment for NEOs was determined in two steps. First, the Preliminary Annual Incentive was calculated using the following formula:
Base Salary x Target Annual Incentive % x Company Performance Factor
The Preliminary Annual Incentive may be modified in the discretion of the Compensation Committee in consideration of individual performance.
Company Performance Factor. For 2017, the Compensation Committee selected Adjusted Non-GAAP Diluted Earnings Per Share ("EPS") as the appropriate performance measure for the Performance Incentive Plan. Adjusted Non-GAAP Diluted EPS may be found in our press releases related to our quarterly and annual earnings releases and excludes the following items:

•	Amortization expense relating to intangible assets acquired;

•	Depreciation expense relating to the increase in acquired fixed assets from cost to fair market value;

•	Stock-based compensation;

•	Other employee related restructuring costs;

•	The write-down of acquisition-related deferred tax assets resulting from tax law changes in China; and

•	An adjustment to deferred tax assets resulting from the expiration of a tax holiday at one of our factories in China.
Adjusted Non-GAAP Diluted EPS is a reflection on the operating performance of the Company and directly influences return to stockholders. In addition, management and stockholders use Adjusted Non-GAAP Diluted EPS to value the Company.
Given the challenging economic environment and after taking into consideration that the actual Adjusted Non-GAAP Diluted EPS for 2016 was $2.91, the Compensation Committee established an Adjusted Non-GAAP Diluted EPS of $3.40 for Performance Incentive Plan funding at target levels for 2017. In the course of determining the Adjusted Non-GAAP Diluted EPS target, the Compensation Committee concluded that its achievement was substantially uncertain. Actual 2017 Adjusted Non-GAAP Diluted EPS of $2.81 resulted in no annual incentive being paid under the Performance Incentive Plan.

	Threshold	Target	Maximum	Actual
EPS(1)	$3.05	$3.40	$3.60	$2.81
Percent of Target Funding	50%	100%	200%	0%
Paul D. Arling	50%	100%	200%
Bryan M. Hackworth	35%	70%	140%
David Chong	30%	60%	120%
Louis S. Hughes	50%	100%	200%
Menno Koopmans	30%	60%	120%

(1)	Adjusted Non-GAAP diluted EPS targets are inclusive of Performance Incentive Plan amounts funded.
Individual Performance Factor. The Compensation Committee also evaluates individual performance in determining the final incentive awards for our NEOs. In making this evaluation, the Chief Executive Officer provides his assessment of the other NEOs as input to the Compensation Committee's evaluations. This assessment is described above in "Setting Executive Compensation." Because no incentives were paid under the Performance Incentive Plan, the individual performance factor did not have any impact on 2017 incentive awards.
The 2017 Performance Incentive Plan award calculations for our NEOs are indicated in the following table:

Executive	Base Salary	Target Annual Incentive %	Target Annual Incentive	Company Performance Factor	Individual Performance Rating	Annual Incentive Award
Paul D. Arling	$830,000	100%	$830,000	0%	N/A	$—
Bryan M. Hackworth	$340,000	70%	$238,000	0%	N/A	$—
David Chong	$333,375	60%	$200,000	0%	N/A	$—
Louis S. Hughes	$500,000	100%	$500,000	0%	N/A	$—
Menno Koopmans	$225,915	60%	$136,000	0%	N/A	$—

Long-Term Incentives
The Compensation Committee sets guideline award levels for long-term equity compensation for participating executives including our NEOs. The 2017 guidelines were expressed as grant values and were informed by a survey of our Peer Group's pay practices. The guidelines were established to generally reflect the median grant values of our Peer Group.
Each executive's actual grant value of long-term equity compensation relative to the guideline value is individually determined at the discretion of the Compensation Committee, after considering:

•	the executive's skills, experience, long-term contributions, and potential; and

•	individual and Company performance in the prior year.
Existing stock ownership levels are not a factor in award determination, as we do not want to discourage executives from holding our stock beyond the level of the established stock ownership guidelines.
The Company uses a mix of stock options and restricted stock units when making annual long-term equity awards. Once the value of the long-term equity compensation award is determined, the Compensation Committee grants approximately 50% of this value in stock options and 50% in restricted stock units. The Compensation Committee believes this mix of equity vehicles strikes an appropriate balance between rewarding increases in the market value of our Common Stock (stock options) and motivating retention with the Company (restricted stock units). In addition, restricted stock units provide executives the benefits of stock price increases while still carrying the risks that other stockholders assume for stock price declines.
The grant price of stock options and restricted stock units granted to our employees under our stock incentive plans is the average of the high and low trades of our stock on the grant date. The grant price of our 2017 equity grants was $62.70 and the stock option Black-Scholes fair value was $19.61. We prohibit the re-pricing or backdating of stock options. Due to rounding in the number of shares granted, the amounts reported in the Summary Compensation Table may not reflect the exact same proportion of stock options and restricted stock units.
Our 2017 equity awards are indicated in the table below:

	Target Grant Value	Restricted Stock Units (Rounded)	Stock Options (Rounded)	Final Award Value
Executive				Restricted Stock Units	Stock Options	Actual Grant Value
Paul D. Arling	$1,500,000	11,960	38,245	$749,892	$749,984	$1,499,876
Bryan M. Hackworth	$600,000	4,785	15,300	$300,020	$300,033	$600,053
David Chong	$500,000	3,985	12,750	$249,860	$250,028	$499,888
Louis S. Hughes	$600,000	4,785	15,300	$300,020	$300,033	$600,053
Menno Koopmans	$400,000	3,190	10,200	$200,013	$200,022	$400,034
Stock Option Features. Our 2017 stock option awards granted to our NEOs have a maximum seven-year term and are subject to a three-year vesting period (33.33% on February 8, 2018 and 8.33% each quarter thereafter). We believe that this vesting schedule aids us in retaining executives and motivating long-term performance. Under the terms of our stock incentive plans, unvested stock options are forfeited if the executive voluntarily leaves the Company.
Restricted Stock Unit Features. We determine the vesting schedule of each award after considering our performance, alignment, and retention objectives, as well as the financial impact of the award. Our 2017 restricted stock units granted to our NEOs are subject to a three-year vesting period (33.33% on February 8, 2018 and 8.33% each quarter thereafter). Under the terms of our stock incentive plans, unvested restricted stock units are forfeited if the executive voluntarily leaves the Company.
Other Compensation
We provide our executives who reside in the United States, including the NEOs, only one benefit beyond those in which all full-time employees in the United States participate. We believe this approach is reasonable and consistent with our overall executive compensation philosophy that emphasizes pay for performance.
Executives receive imputed income for company-paid life insurance policies above IRS limits for non-taxation. In 2013, the Company discontinued its policy of providing an associated tax gross-up on the premiums paid on behalf of the NEOs for their life insurance policies.

Executive Officer Stock Ownership Guidelines
The Company maintains stock ownership guidelines for our executive officers, including the NEOs. These guidelines are designed to align the executives' long-term financial interests with those of stockholders. The ownership guidelines are as follows:

Position	Value of Common Stock to be Owned
Chief Executive Officer	Four times base salary
Other NEOs	One times base salary
For the purposes of meeting this minimum stock ownership requirement, each equivalent share of common stock held under our benefit plans and each share of time-based restricted stock units is considered as a share of common stock. Stock options and shares of unissued performance-based restricted stock units are not considered towards meeting this requirement.
The Compensation Committee reviews ownership levels of our NEOs annually. The requirements for our NEOs, as well as their actual ownership levels at December 31, 2017, are set forth in the table below. All NEOs have met the required guidelines.
Anti-Pledging Policy
In January 2014, the Board of Directors ratified and adopted the Compensation Committee’s recommended anti-pledging policy prohibiting all Outside Directors and executive officers of the Company from holding any shares of the Company’s stock in a margin account and from pledging any such stock as collateral for any loan. As part of the Dodd-Frank Act, the SEC is scheduled to issue rules requiring disclosure in proxy materials of whether employees and directors are permitted to purchase financial instruments designed to hedge or offset a market value decrease of equity securities granted to them as compensation or otherwise held by them. We intend to continue to monitor the SEC rulemaking and revise our insider trading policy as appropriate.

Peer Group
The Compensation Committee believes that it is appropriate to offer competitive total compensation packages to our executive officers in order to attract and retain top executive talent. The compensation Peer Group allows the Compensation Committee to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee utilizes this information to establish pay ranges for our NEOs and each individual's pay is targeted within those market-based pay ranges in consideration of a range of factors as described earlier in this disclosure.
The Compensation Committee reviews and approves the Peer Group each year. The 2017 peer group consisted of 18 companies and 2016 peer group consisted of 18 companies.
The Compensation Committee believes that these companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis.

Universal Electronics 2017 Executive Compensation Peer Group

Electronic Equipment & Instruments	Electronic Manufacturing Services	Electronic Components/ Household Appliances	Consumer Electronics
Cognex Corporation	CTS Corporation	Dolby Laboratories, Inc.	GoPro, Inc.
Coherent Inc.	Kimball Electronics, Inc.	II-VI Incorporated	ZAGG Inc
Daktronics Inc.	Methode Electronics, Inc.	iRobot Corporation
FARO Technologies Inc.		Littelfuse, Inc.
MTS Systems Corporation		Rogers Corporation
Novanta Inc.
OSI Systems, Inc.
Rofin-Sinar Technologies Inc.
The 18 companies in the Peer Group generally had 2017 revenue, market capitalization and total enterprise value (as of December 31, 2017) in a relevant range around those of the Company as set forth below.

(in millions)
Company	Revenue	Market Capitalization	Industry
Coherent, Inc.	$1,723	$7,004	Electronic Equipment and Instruments
Littelfuse, Inc.	$1,222	$4,493	Electronic Components
GoPro, Inc.	$1,180	$1,035	Consumer Electronics
Dolby Laboratories, Inc.	$1,081	$6,368	Electronic Components
II-VI Incorporated	$972	$2,928	Electronic Components
OSI Systems, Inc.	$961	$1,221	Electronic Equipment and Instruments
Kimball Electronics, Inc.	$931	$490	Electronic Manufacturing Services
iRobot Corporation	$884	$2,138	Household Appliances
Rogers Corp	$821	$2,954	Electronic Components
Methode Electronics, Inc.	$817	$1,531	Electronic Manufacturing Services
MTS Systems Corporation	$788	$956	Electronic Equipment and Instruments
Cognex Corporation	$748	$10,591	Electronic Equipment and Instruments
Universal Electronics Inc.	$696	$676	Consumer Electronics
Daktronics Inc.	$587	$406	Electronic Equipment and Instruments
Novanta Inc.	$521	$1,730	Electronic Equipment and Instruments
ZAGG Inc	$519	$516	Consumer Electronics
Rofin-Sinar Technologies Inc. (1)	$486	N/A	Electronic Equipment and Instruments
CTS Corporation	$423	$848	Electronic Manufacturing Services
FARO Technologies, Inc.	$361	$785	Electronic Equipment and Instruments
Peer Group Median	$817	$1,376
Data source: Standard & Poors Capital IQ.
(1) Rofin-Sinar Technologies was acquired by Coherent in November 2016.

Tax Deductibility of Compensation

Section 162(m) of the Code generally limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to certain “covered employees” unless certain exceptions are met, such as the exception for qualified performance-based compensation. Pursuant to the Tax Cuts and Jobs Act of 2017 (“TCJA”) as of January 1, 2018, the exception under Code Section 162(m) for qualified performance-based compensation was eliminated and the definition of “covered employee” was expanded to include the chief financial officer of a Company subject to Code Section 162(m). TCJA includes a transition rule under which the changes to Code Section 162(m) will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. The Company intends to rely on this transition rule. However, given the loss of the qualified performance-based compensation exception, non-grandfathered awards may result in non-deductible compensation amounts. The Compensation Committee takes the potential tax deductibility of compensation into consideration under Section 162(m) of the Code, along with many other factors, when making compensation decisions.

Clawback Policy- Potential Impact on Compensation from Executive Misconduct
Pursuant to our clawback policy applicable to our executive officers, if the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoer as appropriate. Discipline may vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company's financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis should be included in our Annual Report on Form 10-K for 2017 and in our 2018 Proxy Statement. This report is provided by the following independent directors, who comprise the Compensation Committee:
J.C. Sparkman (Chairman)
Satjiv S. Chahil
Gregory P. Stapleton

Summary Compensation Table

Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Paul D. Arling	2017	830,000	—	749,892	749,984	—	22,775	2,352,651
Chairman of the Board and	2016	794,425	—	749,965	750,000	—	22,775	2,317,165
Chief Executive Officer	2015	580,000	—	799,915	799,945	565,500	22,775	2,768,135
Bryan M. Hackworth	2017	340,000		300,020	300,033	—	11,605	951,658
Senior Vice President and	2016	340,000	—	249,990	250,000	—	11,605	851,595
Chief Financial Officer	2015	340,000	—	250,035	250,055	199,000	11,605	1,050,695
David Chong(5)	2017	333,375		249,860	250,028	—	6,775	840,038
Executive Vice President, Asia	2016	334,620	—	225,065	225,010	—	6,645	791,340
	2015	334,300	—	274,940	274,945	120,000	6,655	1,010,840
Louis S. Hughes	2017	500,000		300,020	300,033	—	55,035	1,155,088
Chief Operating Officer	2016	388,720	—	993,990	299,980	—	16,480	1,699,170
	2015	324,000	—	250,035	250,055	264,600	9,000	1,097,690
Menno Koopmans(6)	2017	225,915		200,013	200,022	—	30,435	656,385
Managing Director, EMEA	2016	186,085	—	—	—	11,070	34,574	231,729
	2015	182,205	—	127,500	—	44,440	29,248	383,393

(1)
This column represents the total grant date fair value of restricted stock unit awards granted during 2017, 2016 and 2015. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC.

(2)
This column represents the total grant date fair value of stock options granted during 2017, 2016 and 2015. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC.

(3)	This column represents cash amounts earned under the Company's Performance Incentive Plan.

(4)	See the "All Other Compensation Table" for additional information.

(5)
Mr. Chong's salary and other compensation was paid in Hong Kong Dollars in 2017, 2016 and 2015 and was converted into U.S. Dollars using the average rate of 7.792 HKD, 7.763 HKD and 7.753 HKD, respectively.

(6)
Mr. Koopmans previously served as Senior Vice President of our subscription broadcasting business in Europe, and was promoted to Managing Director, EMEA at the end of 2016. Mr. Koopmans' salary and other compensation was paid in Euros and was converted into U.S. Dollars using the average rate of 1.130 USD, 1.107 USD, and 1.111 USD for 2017, 2016, and 2015, respectively.

All Other Compensation Table
The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name of Executive	Year	Premiums for Life Insurance(1) ($)	Tax Payments(2) ($)	Contributions to Retirement Plan ($)	Leased Vehicle ($)	Other Benefits ($)	Total All Other Compensation ($)
Paul D. Arling	2017	13,775	—	9,000			22,775
	2016	13,775	—	9,000	—	—	22,775
	2015	13,775	—	9,000	—	—	22,775
Bryan M. Hackworth	2017	2,605	—	9,000			11,605
	2016	2,605	—	9,000	—	—	11,605
	2015	2,605	—	9,000	—	—	11,605
David Chong(3)	2017	—	—	—	6,775	—	6,775
	2016	—	—	—	6,645	—	6,645
	2015	—	—	—	6,655	—	6,655
Louis S. Hughes(4)	2017	7,480	—	9,000	—	38,555	55,035
	2016	7,480	—	9,000	—	—	16,480
	2015	—	—	9,000	—	—	9,000
Menno Koopmans(5)	2017	—	—	14,875	15,560	—	30,435
	2016	—	—	19,236	15,337	—	34,573
	2015	—	—	13,855	15,393	—	29,248

(1)
This column represents taxable payments made for life insurance premiums for the NEOs. As of December 31, 2017, the aggregate face value was $3,060,000. As of December 31, 2016, the aggregate face value of the insurance policies for the NEOs was $3,060,000. As of December 31, 2015, the aggregate face value of the insurance policies for the NEOs was $2,060,000.

(2)
This column represents taxes reimbursed to the NEOs resulting from the premiums we paid on their life insurance policies mentioned in note 1 above. Beginning in 2013, we no longer reimbursed the NEOs for these taxes.

(3)	Mr. Chong's compensation was paid in Hong Kong Dollars in 2017, 2016 and 2015 and was converted into U.S. Dollars using the average rate of 7.792 HKD, 7.763 HKD and 7.753 HKD, respectively.

(4)	Mr. Hughes' other benefits were comprised of relocation costs.

(5)	Mr. Koopmans' compensation was paid in Euros and was converted into U.S. Dollars using the average rate of 1.130 USD, 1.107 USD, and 1.111 USD for 2017, 2016, and 2015, respectively.

Grants of Plan-Based Awards in Fiscal 2017
The following table provides information about restricted stock unit awards and stock options granted to our NEOs during 2017.

Name of Executive	Stock Incentive Plan	Grant Date (1)	Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Option Exercise or Base Price of Option Awards(2) ($/Share)	Closing Market Price on Option Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Paul D. Arling	2014	2/8/2017	11,960				749,892
	2014	2/8/2017		38,245	62.70	62.70	749,984
Bryan M. Hackworth	2014	2/8/2017	4,785				300,020
	2014	2/8/2017		15,300	62.70	62.70	300,033
David Chong	2014	2/8/2017	3,985				249,860
	2014	2/8/2017		12,750	62.70	62.70	250,028
Louis S. Hughes	2014	2/8/2017	4,785				300,020
	2014	2/8/2017		15,300	62.70	62.70	300,033
Mennno Koopmans	2014	2/8/2017	3,190				200,013
	2014	2/8/2017		10,200	62.70	62.70	200,022

(1)	The restricted stock unit and stock option awards granted on February 8, 2017 are subject to a 3-year vesting period (33.33% on February 8, 2018 and 8.33% each quarter thereafter).

(2)	The option exercise price is based upon the average of the high and low trades on the grant date.

Outstanding Equity Awards at Fiscal 2017 Year-End
The following table provides information on the stock options and restricted stock unit awards held by the NEOs at December 31, 2017:

		Option Awards					Restricted Stock Unit Awards
Name of Executive	Award Type	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price (2) ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (4) (#)	Market Value of Shares or Units of Stock That Have Not Vested (5) ($)
Paul D. Arling	Stock option	32,200	—	*	20.085	2/8/2022
	Stock option	57,800	—	*	19.245	2/13/2023
	Stock option	51,320	—	**	35.275	2/12/2021
	Stock option	29,602	2,693	**	65.540	2/12/2022
	Stock option	23,285	16,630	**	51.385	1/1/2023
	Stock option	—	38,245	**	62.700	2/8/2024
	RSU's	—	—		—	—	19,057	900,443

Bryan M. Hackworth	Stock option	22,000	—	*	19.245	2/13/2023
	Stock option	16,130	—	**	35.275	2/12/2021
	Stock option	9,253	842	**	65.540	2/12/2022
	Stock option	7,761	5,544	**	51.385	1/1/2023
	Stock option		15,300	**	62.700	2/8/2024
	RSU's	—	—		—	—	7,127	336,751

David Chong	Stock option	12,060	—	**	35.275	2/12/2021
	Stock option	10,175	925	**	65.540	2/12/2022
	Stock option	6,986	4,989	**	51.385	1/1/2023
	Stock option	—	12,750	**	62.700	2/8/2024
	RSU's	—	—		—	—	6,159	291,013

Louis S. Hughes	Stock option	9,253	842	**	65.540	2/12/2022
	Stock option	9,313	6,652	**	51.385	1/1/2023
	Stock option	—	15,300	**	62.700	2/8/2024
	RSU's	—	—		—	—	13,534	639,482

Menno Koopmans	Stock option	—	10,200	**	62.700	2/8/2024
	RSU's				—	—	4,030	190,418

(1)
The stock options marked with a (*) vest at a rate of 8.33% per quarter with full vesting on the third anniversary of the date of grant. The stock options marked with a (**) vest at a rate of 33.33% on the first anniversary of the date of grant and 8.33% each quarter thereafter with full vesting on the third anniversary of the date of grant.

(2)	The option exercise prices are based upon the average of the high and low trades on the grant dates.

(3)	Stock options granted prior to 2014 have a ten-year term. Beginning in 2014, stock options granted have a seven-year term.

(4)	The unvested restricted stock unit awards will vest as follows:

•	Mr. Arling: 12,858 shares during 2018, 5,203 shares during 2019, and 996 shares during 2020.

•	Mr. Hackworth: 4,729 shares during 2018, 2,000 shares during 2019, and 398 shares during 2020.

•	Mr. Koopmans: 2,701 shares during 2018, 1,064 shares during 2019, and 265 shares during 2020.

•	Mr. Chong: 4,134 shares during 2018, 1,693 shares during 2019, and 332 shares during 2020.

•	Mr. Hughes: 8,055 shares during 2018, 5,081 shares during 2019, and 398 shares during 2020.
Please see "Compensation Discussion and Analysis" under the heading "Long-Term Incentives" for further information related to our restricted stock unit awards.

(5)	The market value of unvested restricted stock unit awards is calculated based on the $47.25 closing price of UEIC common stock on December 29, 2017, which was the last business day of 2017.
Option Exercises and Stock Vested
The following table provides information about options exercised and restricted stock units vested for the NEOs during the year ended December 31, 2017:

	Option Awards		Restricted Stock Unit Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Paul D. Arling	—	—	14,236	906,808
Bryan M. Hackworth	—	—	4,631	295,395
David Chong	7,000	357,105	4,567	290,000
Louis S. Hughes	—	—	9,030	540,182
Menno Koopmans	—	—	1,680	80,401

(1)	Represents the amounts realized based upon the difference between the market price of UEIC stock on the date of exercise and the exercise price.

(2)	Represents the amounts realized based on the fair market value of UEIC stock on the vesting date, which is defined as the average of the high and low trades on that date.

Compensation Agreements
Paul D. Arling
On April 23, 2003, the Company and Mr. Arling entered into an employment agreement with a three-year term that, unless terminated by either party in accordance with the terms of the agreement, automatically renews for successive one-year terms. In October 2005, the parties agreed to extend the expiration date of this employment agreement to April 30, 2009. In February 2008, the parties agreed to extend the expiration date of this employment agreement, to April 30, 2011. As a result of the renewal feature of this agreement, Mr. Arling's employment agreement was allowed to renew and is presently set to expire on April 30, 2018.
This agreement requires that, during its term, Mr. Arling must (i) devote his full working time and energy to us, (ii) refrain from disclosing and/or using any of our trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two years thereafter, refrain from soliciting certain of our large customers or any key employees. The agreement also provides Mr. Arling the opportunity to receive increases (but not decreases) in his annual salary as determined and set by the Compensation Committee in accordance with its established plans and policies.
If, during the term of the agreement, Mr. Arling should resign for "good reason" (as defined in the agreement), Mr. Arling will receive salary, bonus, other incentive compensation and perquisites, and may continue to participate in our benefit plans, for an eighteen-month period following such resignation or twenty-four months if such resignation is due to a "Change in Control," as defined in the agreement (see "Potential Payments upon Termination or Change in Control" below).
Salary Continuation Agreements
Mr. Hackworth and certain other officers have salary continuation agreements ("SCA"). For Mr. Hackworth, the SCA was entered into in December 2006. The SCAs were entered into as part of an employment hiring and retention practice. There have been no SCAs entered into since 2010 and the Company no longer offers SCAs to its employees. Each SCA represents a binding obligation of the Company that takes effect upon the occurrence of a "Change in Control." When effective, each SCA operates as an employment agreement providing for a term of employment with us for a period ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition). In addition, each SCA provides that the executive or other officer receive increases in salary and bonuses during the term of the SCA in accordance with our standard policies and practices; however, in no event would this base salary and bonus be less than the base salary and bonus the executive or other officer received in the year immediately preceding the effective date of the SCA. Furthermore, each SCA provides that the executive or other officer be entitled to receive stock option grants and to otherwise participate in our incentive compensation and benefits plans and other customary benefit programs in effect from time to time, but in no event would such participation be less than that provided to the executive or other officer immediately prior to the effective date of the SCA.
Under each SCA, if we terminate the executive or other officer's employment for reasons other than the executive's or other officer's death or disability or "for cause" (as defined in each SCA) or if the executive or other officer resigns for "good reason" (as defined in each SCA which includes resignation in connection with a "Change in Control"), the executive or other officer would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation. In addition, the executive or other officer may continue all health, disability and life insurance benefits. Included in other incentive compensation is the cash value of all stock-based compensation held by the executive or other officer including any unvested stock-based compensation which, under the terms of the stock-based compensation agreements, would become fully vested on the date of the executive's or other officer's termination or resignation. The executive or officer would be eligible for these benefits under the SCA for periods ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition) following such termination or resignation.

Potential Payments upon Termination or Change in Control
Severance Plan for Executive Officers
Except for the severance benefits provided to Mr. Arling as part of his employment agreement, we do not have a written severance benefits program for our executive officers. However, the Company’s practice has been to provide severance packages to certain executives and in the future we will continue to provide such benefits in accordance with our past practice.
Definitions of Termination Scenarios
"For Cause" Termination - Generally speaking, "cause" is defined as (i) the willful and continued failure by the executive to substantially perform his or her duties after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it is believed that the executive has not substantially performed his duties; (ii) the willful engaging by the executive in gross misconduct materially and demonstrably injurious to the property or business of the Company; or (iii) the executive's commission of fraud, misappropriation or a felony.
 "Constructive Termination" - In general, "constructive termination" occurs on that date on which the executive resigns from employment with the Company, if such resignation occurs within eighteen months after the occurrence of (i) the failure of the executive to be elected or re-elected or appointed or reappointed to such office that the executive holds (other than as a result of a termination for "cause") if the executive is an officer of the Company and the office which the executive holds is one to which they are elected according to the Company's By-laws; (ii) a change in the executive's functions, duties, or responsibilities such that the executive's position with the Company becomes substantially less in responsibility, importance, or scope; or (iii) a "Change in Control."
"Change in Control" - A "Change in Control" occurs when (i) anyone acquires 20% or more of the total voting power of the outstanding securities of the Company which are entitled to vote in the election of directors; (ii) a majority of our directors is replaced, other than by those approved by existing directors; (iii) a merger occurs where the voting stock of the Company outstanding immediately prior to the merger does not continue to represent at least 80% of the total voting power immediately after the merger; or (iv) the Company is dissolved or liquidated.
"Good Reason" - For Mr. Arling, a termination for "good reason" is defined in his employment agreement and includes his resignation as a result of one of the following:

•	the attempted discontinuance or reduction in his "base cash salary";

•
the attempted discontinuance or reduction in his bonuses and/or incentive compensation award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;

•
the attempted discontinuance or reduction in his stock option and/or stock award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;

•	the attempted discontinuance or reduction in his perquisites from those historically provided during his employment with the Company and generally applicable to executive employees of the Company;

•	his relocation to an office (other than the Company's headquarters) located more than fifty miles from his current office location;

•	the significant reduction in his responsibilities and status within the Company or a change in his titles or positions;

•
the attempted discontinuance of his participation in any benefit plans maintained by the Company unless the plans are discontinued by reason of law or loss of tax deductibility to the Company with respect to the contributions to or payments under the plans, or are discontinued as a matter of the Company's policy applied equally to all participants;

•	the attempted reduction of his paid vacation to less than that provided in his agreement;

•
the failure by the Company to obtain an assumption of Company's obligations under his agreement by any assignee of or successor to the Company, regardless of whether the entity becomes a successor to the Company as a result of merger, consolidation, sale of assets of the Company or other form of reorganization; or

•	the occurrence of a "Change in Control."
For Mr. Hackworth, the term "Good Reason" is defined in the SCA's as (i) a significant change in the nature or scope or the location for the exercise or performance of the Executive's authority or duties from those referred to in the SCA, a reduction in total compensation, compensation plans, benefits or perquisites from those provided in the SCA, or the breach by the Corporation of any other provision of the SCA; or (ii) a reasonable determination by the Executive that, as a result of a Change in Control and a change in circumstances thereafter significantly affecting the Executive's position, the Executive is unable to exercise the authorities, power, function or duties attached to the Executive's position and contemplated by the SCA.
Stock Option and RSU Acceleration
In the event that an executive's employment with the Company is terminated without cause or in the event of constructive termination, the executive will become immediately fully vested in his equity incentive compensation grants, to the extent not previously vested.
Tax Gross-Up
In the event it is determined that any compensation payment or distribution as the result of a change in control would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to the excise tax (together the "excise tax"), the Company will pay to the participant an additional payment (a "gross-up payment") in an amount such that after payment by the participant of all taxes, including any excise tax imposed on any gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed upon the payment.

Compensation Upon Termination
The amounts in the following table assume that the NEOs terminated employment effective December 31, 2017. The closing price of UEIC common stock was $47.25 on the last business day of 2017. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from our 401(k) Plan, the payment of accrued vacation, and severance payments provided in accordance with the Company’s past practice.

(In thousands)
Name	Months of payment	Termination Scenario	Total ($)	Salary ($)	Bonus ($)	Other ($)	Aggregate Value of Vested Stock Options ($)	Aggregate Value of Unvested Stock Options ($)	Aggregate Value of Vested Restricted Stock Units ($)	Aggregate Value of Unvested Restricted Stock Units ($)	Tax Gross-Up ($)
Paul D. Arling	18	Without Cause	8,782	1,245	1,245	2,284	3,108	—	—	900	—
	18	Good Reason	8,782	1,245	1,245	2,284	3,108	—	—	900	—
	24	Change in Control	10,374	1,660	1,660	3,046	3,108	—	—	900	—
	24	Hostile Acquisition	10,374	1,660	1,660	3,046	3,108	—	—	900	—
Bryan M. Hackworth	—	Without Cause(1)	1,543	397	—	—	809	—	—	337	—
	—	Good Reason	1,146	—	—	—	809	—	—	337	—
	12	Change in Control	2,336	340	238	612	809	—	—	337	—
	24	Hostile Acquisition	3,525	680	476	1,223	809	—	—	337	—
David Chong	—	Without Cause(1)	574	139		—	144	—	—	291	—
	—	Good Reason	435	—	—	—	144	—	—	291	—
	—	Change in Control	435	—	—	—	144	—	—	291	—
	—	Hostile Acquisition	435	—	—	—	144	—	—	291	—
Louis S. Hughes	—	Without Cause(1)	1,181	542	—	—	—	—	—	639	—
	—	Good Reason	639	—	—	—	—	—	—	639	—
	—	Change in Control	639	—	—	—	—	—	—	639	—
	—	Hostile Acquisition	639	—	—	—	—	—	—	639	—
Menno Koopmans	—	Without Cause(1)	280	82	8	—	—	—	—	190	—
	—	Good Reason	190	—	—	—	—	—	—	190	—
	—	Change in Control	190	—	—	—	—	—	—	190	—
	—	Hostile Acquisition	190	—	—	—	—	—	—	190	—

(1)
There is no formal agreement related to the salary to be paid upon termination without cause for the respective employees. It has been Company practice in previous years to pay one month of the most current year's base salary for every year worked.

CEO Pay Ratio Disclosure

For fiscal 2017, the ratio of the annual total compensation of Paul D. Arling, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than our CEO) (“Median Annual Compensation”), was 212 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2017 (the “Determination Date”).

For purposes of this pay ratio disclosure, CEO Compensation was determined to be $2,352,651, the total compensation reported for Mr. Arling under the “Summary Compensation Table” for 2017. In addition, Median Annual Compensation was determined to be $11,072, and was calculated by totaling for our Median Employee all applicable elements of compensation for 2017 in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we measured compensation for the period beginning on January 1, 2017 and ending on December 31, 2017 for 2,965 U.S. and non-U.S. employees, representing full-time, part-time, seasonal and temporary employees for us and our consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number excludes 45 non-U.S. employees (consisting of 8 employees in Argentina, 2 employees in France, 4 employees in Germany, 4 employees in Italy, 11 employees in Japan, 4 employees in Korea, 7 employees in Spain and 5 employees in the United Kingdom, or collectively 1.5% of our total workforce) and does not exclude any employees of businesses acquired by us or combined with us. This compensation measurement was calculated by totaling, for each employee, base cash compensation received during the period, which represents the consistently applied compensation measure that we used for our pay ratio determination. Specifically excluded from the consistently applied compensation measure were expense reimbursements, incentive pay and bonuses, stock-based compensation, and fringe compensation such as pension payments and other retirement benefits, company provided transportation, food and housing subsidies, etc. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure.

Proposal 4 - Ratification of Appointment of Independent Registered Public Accounting Firm
The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Grant Thornton LLP ("GT"), a firm of independent registered public accountants, as auditors, to examine and report to the Board and to our stockholders on the Company's 2018 consolidated financial statements. GT has served as our independent registered public accounting firm since 2005.
Although ratification of the appointment of GT is not legally required, the Board is submitting it to the stockholders as a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will consider the selection of another independent registered public accounting firm in future years.
Representatives of GT will be present at the Annual Meeting to make a statement, if they so desire, and will be available to respond to appropriate questions.
We engaged GT as our independent registered public accounting firm for the fiscal year ending December 31, 2017. The decision to engage GT was approved by the Board of Directors, upon the recommendation of the Audit Committee and ratified by our stockholders at our 2017 Annual Meeting of Stockholders.
Fees Paid to Independent Registered Public Accounting Firm
The aggregate fees we paid to GT for professional services delivered by them for the years ended December 31, 2017 and 2016 were as follows:

(In thousands)	For the Year Ended
Type of Fees	12/31/2017(1)	12/31/2016(1)
Audit Fees (2)	$1,315	$1,296
Audit-Related Fees (3)	104	11
Tax Fees (4)	103	102
All Other Fees	—	—
Total Fees	$1,522	$1,409

(1)	Fees billed in foreign currencies are converted using the average exchange rate over the period.

(2)
Audit Fees consist of fees for professional services provided in connection with the integrated audit of our consolidated financial statements, review of our quarterly consolidated financial statements and audit services related to other statutory and regulatory filings. Audit fees for the year ended December 31, 2017 include $38 thousand in fees related to our acquisition of Residential Control Systems, Inc. The audit fees for services provided related to our other statutory and regulatory filings were $109 thousand and $114 thousand for the years ended December 31, 2017 and 2016, respectively.

(3)
Audit-Related Fees consist of fees billed by GT for due diligence projects and certain agreed-upon procedures and other services that are reasonably related to the performance of the integrated audit or review of our consolidated financial statements that are not reported under "Audit Fees".

(4)	Tax Fees consist of the aggregate fees billed by GT related to tax planning projects.
Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy requires that it pre-approve all audit and non-audit (greater than $20,000) services to be performed by the Company’s independent registered public accounting firm. Unless a service falls within a category of services that the Audit Committee has pre-approved, an engagement to provide the service requires pre-approval. Also, proposed services exceeding pre-approved cost levels require additional pre-approval.
Consistent with the rules established by the SEC, proposed services to be provided by the Company’s independent registered public accounting firm are evaluated by grouping the service fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services are discussed and approved by the Audit Committee. In order to render approval, the Audit Committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided. The Audit Committee has delegated pre-approval authority to its chairman for cases where services must be expedited. The Company’s management provides the Audit Committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of additional services anticipated during the year.
All of the services related to fees disclosed above were pre-approved by the Audit Committee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2018.

RELATED PERSONS TRANSACTIONS
Review and Approval of Related Person Transactions
We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and then determine, based on facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transaction. As required by SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the proxy statement.
We purchase certain printed circuit board assemblies from a related party vendor. The vendor is considered a related party because our Senior Vice President of Strategic Operations owns 40% of this vendor. Our purchases from this vendor for the year ended December 31, 2017 totaled approximately $5.2 million, or 1.2% of total inventory purchases. Our purchases from this vendor for the year ended December 31, 2016 totaled $6.4 million, or 1.8% of total inventory purchases. Payable amounts outstanding to this vendor were approximately $1.5 million and $1.7 million on December 31, 2017 and 2016, respectively. Our payable terms and pricing with this vendor are consistent with the terms offered by other vendors in the ordinary course of business. The accounting policies that we apply to our transactions with our related party vendor are consistent with those applied in transactions with independent third parties. Corporate management routinely monitors purchases from our related party vendor to ensure these purchases remain consistent with our business objectives.
Stock Ownership by Directors, Executive Officers and Other Beneficial Owners
Our common stock is our only outstanding class of equity securities. Ownership as of April 1, 2018 of our common stock by each director/nominee, each of the NEOs, and by all our directors and executive officers as a group, and any person we know to be the beneficial holder of more than five percent of our common stock, is as follows:

Name and Address(1)	Shares of Common Stock Beneficially Owned as of April 1, 2018		% of Shares Issued as of April 1, 2018
Directors and Nominees:
Paul D. Arling	395,675	(2)	2.76%
Satjiv S. Chahil	110,061		*
William C. Mulligan	24,714		*
J.C. Sparkman	44,371		*
Gregory P. Stapleton	27,601		*
Carl E. Vogel	42,500	(3)	*
Edward K. Zinser	15,000		*
Non-Director NEOs:
Bryan M. Hackworth	99,852	(4)	*
David Chong	62,738	(5)	*
Louis S. Hughes	32,274	(6)	*
Menno Koopmans	6,171	(7)	*
All Directors and Executive Officers as a Group (12 persons, including the foregoing):	864,989	(8)	5.97%
Beneficial Owners of More than 5% of the Outstanding Company Stock:
Eagle Asset Management, Inc.	2,530,352	(9)	17.94%
RBC Global Asset Management (U.S.) Inc.	1,300,036	(10)	9.21%
BlackRock, Inc.	1,787,465	(11)	12.67%
William Blair Investment Management, LLC	1,710,779	(12)	12.13%
The Vanguard Group	779,703	(13)	5.53%

*	Less than one percent.

(1)
The address for each Director/Nominee and each Non-Director NEO listed in this table is c/o Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707. To the knowledge of the Company, each stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable.

(2)
Includes 216,301 shares subject to options exercisable and 997 shares subject to restricted stock units vesting within 60 days. Also includes 1,000 shares held by Mr. Arling’s wife as to which Mr. Arling disclaims beneficial ownership.

(3)	Includes 20,000 shares subject to options exercisable within 60 days.

(4)	Includes 63,303 shares subject to options exercisable and 399 shares subject to restricted stock units vesting within 60 days.

(5)	Includes 36,392 shares subject to options exercisable and 332 shares subject to restricted stock units vesting within 60 days.

(6)	Includes 27,169 shares subject to options exercisable and 399 shares subject to restricted stock units vesting within 60 days.

(7)	Includes 3,400 shares subject to options exercisable and 266 shares subject to restricted stock units vesting within 60 days.

(8)	Includes 370,597 shares subject to options exercisable and 2,393 shares subject to restricted stock units vesting within 60 days.

(9)
As reported on Schedule 13G/A as filed on January 8, 2018 with the Securities and Exchange Commission by Eagle Asset Management, Inc., an investment advisor company, with its principal business office at 880 Carillon Parkway, St. Petersburg, FL 33716, the stockholder has sole voting power and sole dispositive power as to 2,530,352 shares.

(10)
As reported on Schedule 13G/A as filed on February 12, 2018 with the Securities and Exchange Commission by RBC Global Asset Management (U.S.) Inc., an investment advisor company, with its principal business office at 50 South Sixth Street, Suite 2350, Minneapolis, MN 55402, the stockholder has shared voting power as to 924,436 shares and shared dispositive power as to 1,300,036 shares.

(11)
As reported on Schedule 13G/A as filed on January 19, 2018 with the Securities and Exchange Commission by BlackRock, Inc., an investment advisor company, with its principal business office at 55 East 52nd Street, New York, NY 10022, the stockholder has sole voting power as to 1,753,365 shares and sole dispositive power as to 1,787,465 shares.

(12)
As reported on Schedule 13G/A as filed on February 13, 2018 with the Securities and Exchange Commission by William Blair Investment Management, LLC, an investment advisor company, with its principal business office at 150 North Riverside Plaza, Chicago, IL 60606, the stockholder has sole voting power as to 1,543,435 shares and sole dispositive power as to 1,710,779 shares.

(13)
As reported on Schedule 13G as filed on February 9, 2018 with the Securities and Exchange Commission by The Vanguard Group, an investment advisor company, with its principal business office at 100 Vanguard Boulevard, Malvern, PA 19355, the stockholder has sole voting power as to 27,627 shares. shared voting power as to 3,000 shares, sole dispositive power as to 750,276 shares and shared dispositive power as to 29,427 shares.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our directors and executive officers to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. To our knowledge, based solely on information furnished to us and written representations by such persons, all of our directors and executive officers complied with their filing requirements in 2017, except that Mr. Koopmans inadvertently filed one Form 4 late.
Stockholder Proposals for this Annual Meeting and for the 2019 Annual Meeting
If a stockholder desires to have a proposal included in our proxy statement and form of proxy for the 2019 Annual Meeting of Stockholders, the proposal must conform to the requirements of Exchange Act Rule 14a-8 and other applicable proxy rules and interpretations of the SEC concerning the submission and content of proposals, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary, Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707 and must be received no later than the close of business on December 26, 2018. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and

(c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. In order for a stockholder’s proposal outside the processes of Rule 14a-8 to be considered timely within the meaning of Exchange Act Rule 14a-4(c)(2), the proposal must be received by us at the same address no later than March 15, 2019.
In order for the Corporate Governance and Nominating Committee to consider any stockholder recommendation for director nominations at this Annual Meeting of Stockholders, the recommendation must have been received by the Company by the close of business on December 29, 2017 and must have complied with the requirements of, and be accompanied by all the information required by, the Securities and Exchange Commission’s proxy rules and Article IV of our Amended and Restated By-laws. We received no stockholder recommendations for director nominations for this Annual Meeting of Stockholders. In addition, proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the Proxy Statement for this Annual Meeting, unless we had notice of the proposal and receive specific voting instructions with respect thereto by March 16, 2018.
Other Business
As of the date of this proxy statement, we know of no business that will be presented for consideration at this Annual Meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ABOUT THE MEETING AND VOTING
How do I vote?
Most stockholders have a choice of voting by mail, on the Internet, by telephone or in person at our Annual Meeting.
Voting by Mail. If you are registered holder of our common stock (i.e., your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares "FOR" the election of the nominees named in Proposal 1, "FOR" Proposals 2 and 4, and "EVERY YEAR" with respect to Proposal 3. In addition, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before our Annual Meeting.
If you hold shares of our common stock in street name (i.e., your shares are registered with our transfer agent in the name of your broker, bank or other nominee), you should complete, sign and date the voting instruction card, or follow any alternative procedures, provided to you by your broker or other nominee.
Voting on the Internet or by Telephone. If you are a registered holder of our common stock, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a registered holder of our common stock and you vote on the Internet or by telephone, your vote must be received by 1:00 a.m. Central Time on Monday, June 4, 2018; you should not return your proxy card.
If you hold shares of our common stock in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee. Please follow any procedures provided to you by your broker or other nominee.
Voting in Person. All stockholders may vote in person at our Annual Meeting. Registered holders of our common stock may also be represented by another person present at our Annual Meeting by signing a proxy designating such person to act on their behalf. If you hold shares of our common stock in street name, you may vote in person at our Annual Meeting only if you have obtained a signed proxy from your broker or other nominee authorizing you to vote your shares.
Participants in Retirement, Savings or other Similar Plan. If you participate in a retirement, savings or other similar plan in which you own shares of our common stock, the plan’s independent trustee will vote all plan shares in proportion to all of the instructions your trustee receives with respect to the plan shares. Please follow any procedures provided to you by your trustee in order to vote your plan shares. You are not able to vote plan shares in person at the Annual Meeting.
What happens if I hold shares in street name and I do not give voting instructions?
If you hold shares in street name and do not provide your broker or other nominee with specific voting instructions, under the rules of the NASDAQ, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1, 2 and 3 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1,2 and 3, your broker does not have authority and will not vote your shares on those proposals. This is generally referred to as a "broker non-vote." Proposal 4 is considered a routine matter and, therefore, no broker non-votes are expected for Proposal 4.
Who tabulates the vote?
Representatives of Computershare Trust Company, N.A. will tabulate the votes and act as inspector of election at our Annual Meeting.
What constitutes a quorum for the Annual Meeting?
A "quorum" of stockholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, stockholders of record entitled to exercise not less than fifty percent of the voting power of the Company. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What vote is required to approve each proposal?
Election of Director (Proposal 1). To be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominee receiving the most "FOR" votes will be elected. Abstentions and broker non-votes with respect to this proposal will have no effect.
Advisory Vote on Executive Compensation (Proposal 2). The approval, on an advisory basis, of the compensation of our named executive officers is advisory and is not binding on the Company or the Board of Directors. However, the Compensation Committee will consider the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present or represented by proxy and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote and, as a result, broker non-votes will not have no effect on this proposal.
Adoption and Approval of the 2018 Equity and Incentive Compensation Plan (Proposal 3). The adoption and approval of the 2018 Equity and Incentive Compensation Plan requires the affirmative vote of the majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.
Ratification of Independent Registered Public Accounting Firm (Proposal 4). The ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2017 requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will have the effect of votes against.
Can I revoke or change my vote after I submit my proxy?
If you are a registered holder of our common stock, you may revoke or change your vote at any time before the proxy card is voted, by sending either a written notice of revocation or a duly executed proxy bearing a later date to our transfer agent. If you attend the meeting in person, you may ask the inspector of elections to suspend your proxy holder’s power to vote, and you may submit another proxy or vote by ballot. Your attendance at the meeting will not by itself revoke a previously granted proxy. Any written notice revoking a proxy should be sent to Computershare Investor Services, P.O. Box 30170, College Station, TX 77842-3170. If your shares are held in "street name" or you are a member of a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker or other nominee to determine whether you will be able to revoke or change your vote.
How can I attend the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a stockholder at the close of business on Thursday, April 12, 2018, the record date. If shares of our common stock are registered in your name, we will ask you to present evidence of stock ownership and valid photo identification, such as a valid driver's license or passport, to enter our Annual Meeting. If you hold your stock in street name, we will ask you to provide proof of beneficial ownership as of the record date, such as a bank or brokerage account statement showing ownership on Thursday, April 12, 2018, a copy of the voting instruction card provided by your broker or other nominee, or similar evidence of ownership.
Who pays the costs of this proxy solicitation?
We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders.
Copies of proxy solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our officers and other employees may also solicit the return of proxies. Proxies may be solicited by personal contact, mail, telephone and electronic means.
What is "householding" of proxy materials, and can it save the Company money?
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for holders of common stock registered in their names, a number of brokerage firms have instituted householding for shares held in "street name," delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.
Are the Proxy Statement and the 2017 Annual Report on Form 10-K available on the Internet?
Yes. This Proxy Statement and our 2017 Annual Report on Form 10-K are available online at www.envisionreports.com/ueic and through the “Investor Relations” section of our website, www.uei.com.

Appendix A

UNIVERSAL ELECTRONICS INC.
2018 EQUITY AND INCENTIVE COMPENSATION PLAN
1. Purpose. The purpose of the Universal Electronics Inc. 2018 Equity and Incentive Compensation Plan is to provide a means through which the Company may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of the Company and its Subsidiaries (the “Company Group”) can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.
2. Definitions. The following definitions shall be applicable throughout the Plan:
“Annual Award” has the meaning given such term in Section 5(c) of the Plan.
“Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award, Cash-Based Award granted under the Plan.
“Award Agreement” means a written agreement between the Company and a Participant evidencing the grant of an Award (other than a Cash-Based Award) to the Participant.
“Board” means the Board of Directors of the Company.
“Business Combination” has the meaning given such term in the definition of “Change in Control.”
“Cash-Based Award” means an Award that is not a Stock Appreciation Right or Restricted Stock Unit granted under Section 10 of the Plan that is denominated and/or payable in cash.
“Cause” means in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company or any Subsidiary having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting agreement between the Participant and any member of the Company Group in effect at the time of such termination or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), the following with respect to a Participant: (a) the commission of a felony or other crime involving moral turpitude or the commission of any act or omission involving dishonesty, disloyalty or fraud in connection with the performance of his or her duties with respect to the Company or any of its Subsidiaries; (b) any conduct in conjunction with his or her duties which could reasonably be expected to, or which does, cause public disgrace or disrepute or significant economic harm to the Company or any of its Subsidiaries; (c) repeated or continuing failure to perform his or her duties that is not cured to the Company’s reasonable satisfaction within fifteen (15) days after written notice thereof (provided, that, such opportunity to cure shall not be available for repeated or habitual violations); (d) a deliberate act of insubordination or repeated refusal to follow reasonable and lawful instructions of supervisors, including engaging in disruptive conduct to the detriment of the Company or any of its Subsidiaries; (e) gross negligence or willful misconduct in connection with the performance of his or her duties with respect to the Company or any of its Subsidiaries; (f) obtaining any personal profit not thoroughly disclosed to and approved by the Company in connection with any transaction entered into by, or on behalf of, the Company or any of its Subsidiaries or a breach of his or her fiduciary duties to the Company or any of its Subsidiaries; (g) violating any material terms of the applicable material policies of the Company or any of its Subsidiaries that is not cured to the Company’s reasonable satisfaction within fifteen (15) days after written notice thereof (provided, that, such opportunity to cure shall not be available for repeated or habitual violations); or (i) any breach of any material provision of a written agreement between the Company or any of its Subsidiaries and the Participant which is not cured to the Company’s reasonable satisfaction within fifteen (15) days after written notice thereof.

“Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon the first to occur of the following:
(i) Any individual, entity or group (within the meaning of Section 12(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended and any successor thereto (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes herein, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company, or (III) any acquisition by any corporation pursuant to a transaction that complies with subsections (iii)(A), (iii)(B) and (iii)(C) of this definition below;
(ii) During any period of twelve (12) consecutive months, individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii) Consummation of a reorganization (excluding a reorganization under either Chapter 7 or Chapter 11 of Title 11 of the United States Code), merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

“Committee” means the Compensation Committee of the Board or a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.
“Common Stock” means the common stock, par value $0.01 per share, of the Company (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).
“Company” means Universal Electronics Inc., a Delaware corporation, and any successor thereto.
“Confidential Information” means, unless the applicable Award Agreement states otherwise, any data, information or documentation (including such that is received by third parties) that is competitively sensitive or commercially valuable and not generally known to the public, including data, information or documentation related or pertaining to: (1) finance, supply or service; (2) customers, suppliers or consumers, including customer lists, relationships and profiles; (3) marketing or product information, including product planning, marketing strategies, marketing results, marketing forecasts, plans, finance, operations, reports, sales estimates, business plans and internal performance results relating to past, present or future business activities, clients and suppliers; and (4) scientific or technical information, design, process, procedure, formula or improvement, computer software, object code, source code, specifications, inventions or systems information, whether or not patentable or copyrightable, and that is not otherwise a Trade Secret.
“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
“Detrimental Activity” means any of the following: (1) unauthorized use, disclosure or dissemination of Confidential Information or Trade Secrets pertaining to the business of any member of the Company Group; (2) any activity that would be grounds to terminate the Participant’s employment or service with any member of the Company Group for Cause; or (3) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the Company Group; provided, however, that the activity described under clause (1) of this definition does not apply to (x) any Confidential Information which has become generally known to competitors of any member of the Company Group through no act or omission by the Participant or (y) a Participant’s communications that are required by law or judicial process (e.g., subpoena). Further, this definition does not preclude a Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided, that, in each case, such communications and disclosures are consistent with applicable law and provided, further, that under no circumstance is the Participant authorized to disclose any information covered by the Company Group’s attorney-client privilege or attorney work product or Trade Secrets without prior written consent of the Board or its designee.
“Effective Date” means the first date on which the Plan has been both adopted by the Board and approved by the Company’s shareholders.
“Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
“Eligible Person” means any (i) individual employed by any member of the Company Group; (ii) director of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable on Form S-8 under the Securities Act or pursuant to Rule 701 of the Securities Act, or any other available exemption, as applicable.
“Employment Agreement” means an employment agreement or similar agreement between a Participant and a member of the Company Group.
“Exchange Act” has the meaning given such term in the definition of “Change in Control,” and any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
“Exercise Price” has the meaning given such term in Section 7(b) of the Plan.
“Fair Market Value” means, on a given date, (i) if the Common Stock is listed on the NASDAQ Stock Market or another national securities exchange, the closing sales price of the Common Stock reported on such national securities exchange, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Common Stock is not listed on the NASDAQ Stock Market or another national securities exchange, but is quoted on an inter-dealer quotation system on a last sale basis, the closing bid price or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock in a manner intended to satisfy the principles of Section 409A of the Code.
“Good Reason” means the definition of such term as set forth in an Employment Agreement or Award Agreement; provided, that, in the absence of such definition in such an agreement, the concept shall not apply with respect to a Participant’s Awards.
“Immediate Family Members” shall have the meaning set forth in Section 15(b).
“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
“Incumbent Board” has the meaning given such term in the definition of “Change in Control.”
“Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.
“Mature Shares” means shares of Common Stock owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a withholding obligation of the Participant.

“Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.
“Option” means an Award granted under Section 7 of the Plan.
“Option Period” has the meaning given such term in Section 7(c) of the Plan.
“Other Stock-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit, that is granted under Section 10 of the Plan and is (1) payable by delivery of Common Stock and/or (2) measured by reference to the value of Common Stock.
“Outstanding Company Common Stock” has the meaning given such term in the definition of “Change in Control.”
“Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”
“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.
“Permitted Transferee” shall have the meaning set forth in Section 15(b) of the Plan.
“Person” has the meaning given such term in the definition of “Change in Control.”

“Plan” means this Universal Electronics Inc. 2018 Equity and Incentive Compensation Plan.

“Prior Plan” means each of the Universal Electronics Inc. 2014 Stock Incentive Plan, the Universal Electronics Inc. 2010 Stock Incentive Plan, the Universal Electronics Inc. 2006 Stock Incentive Plan, the Universal Electronics Inc. 2003 Stock Incentive Plan, and the Universal Electronics Inc. 1999A Nonqualified Stock Plan (collectively, the “Prior Plans”).
“Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
“Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
“Restricted Stock” means Common Stock, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
“SAR Period” has the meaning given such term in Section 8(b) of the Plan.
“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
“Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
“Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.
“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than fifty percent (50%) of the total combined Voting Power represented by all classes of stock issued by such corporation.

“Substitute Award” has the meaning given such term in Section 5(f).

“Sub-Plans” means any sub-plan to this Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of any member of the Company Group that are located outside the United States of America, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the limits specified in Section 5 shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

“Trade Secrets” means without limitation, (1) any data or information that is competitively sensitive or commercially valuable and not generally known to the public and (2) any scientific or technical information, design, process, procedure, formula or improvement, computer software, object code, source code, specification, invention or systems information, whether or not patentable or copyrightable; provided, that, this definition of Trade Secrets shall have the broadest meaning as permitted by law and shall extend beyond the definition of “trade secrets” as set forth in the Delaware Uniform Trade Secrets Act.
3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. No grants shall be made on or after the Effective Date under any of the Prior Plans; provided, that, outstanding awards granted under any Prior Plan will remain subject to the terms and conditions of the applicable Prior Plan. Unless earlier terminated as provided herein, the expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4. Administration. (a) The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by the Committee in compliance with Delaware law shall be deemed the acts of the Committee.
(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award, including any applicable performance criteria relating to the Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; (x) adopt Sub-Plans; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c) The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee. The Committee may also delegate to one or more officers of any member of the Company Group the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.
(d) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
(e) No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person; provided, that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
(f) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5. Grant of Awards; Shares Subject to the Plan; Limitations. (a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and Cash-Based to one or more Eligible Persons.

(b) Shares Available. Subject to adjustment in accordance with Section 11 of the Plan, the total number of shares of Common Stock reserved and available for issuance in connection with Awards under the Plan shall be one million (1,000,000) (all of which may be issued as Incentive Stock Options) plus the number of shares of Common Stock underlying any award granted under any of the Prior Plans that expires, terminates or is canceled or forfeited for any reason whatsoever or settled in cash (in whole or in part) or is unearned (in whole or in part) under the terms of the applicable Prior Plan.

(c) Director Awards. Each year prior to the expiration or termination of the Plan and commencing on the first day of July following the Effective Date, each Participant who is an Eligible Director shall be granted an Award covering the lesser of (i) 5,000 shares of Common Stock (which number of shares may be reduced when determined by the Board to be necessary and appropriate) and (ii) shares of Common Stock with an aggregate maximum value at the Date of Grant (calculating the value of any such awards based on the grant date fair value for financial reporting purposes) of $500,000 (the “Annual Award”). In addition to the Annual Award, as an inducement to commence service with the Company as a Eligible Director or, from time to time, to reward extraordinary service rendered by an existing Eligible Director, a Participant who is or becomes an Eligible Director may be granted an Award of Options covering up to 20,000 shares of Common Stock.
(d) Share Counting. Use of shares of Common Stock to pay the required Exercise Price or tax obligations, or shares not issued in connection with settlement of an Option or SAR, reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of an Option, or that are used or withheld to satisfy tax obligations of the Participant shall, notwithstanding anything herein to the contrary, not be available again for other Awards under the Plan. In addition, if a Participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on Fair Market Value, such shares of Common Stock will not be available again for Awards under the Plan. Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash (in whole or in part) or is unearned (in whole or in part) are available again for Awards under the Plan.

(e) Source of Shares. Shares of Common Stock delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.
(f) Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of shares of Common Stock underlying any Substitute Awards shall be counted against the aggregate number of shares of Common Stock available for Awards under the Plan.
6. Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.
7. Options. (a) Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided, that, any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than one hundred percent (100%) of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall not be less than one hundred and ten percent (110%) of the Fair Market Value per share on the Date of Grant.
(c) Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and set forth in an Award Agreement and shall expire after such period, not to exceed ten (10) years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than ten percent (10%) of the voting power of all classes of stock of any member of the Company Group; provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability.

(d) Method of Exercise and Form of Payment. No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price.

The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company); provided, that, such shares of Common Stock are not subject to any pledge or other security interest and are Mature Shares and; (ii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the shares of Common Stock for which the Option was exercised that number of shares of Common Stock having a Fair Market Value equal to the aggregate Exercise Price for the shares of Common Stock for which the Option was exercised. Any fractional shares of Common Stock shall be settled in cash.
(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (A) two (2) years after the Date of Grant of the Incentive Stock Option or (B) one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.
(f) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.
8. Stock Appreciation Rights. (a) Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b) Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and set forth in an Award Agreement and shall expire after such period, not to exceed ten (10) years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability.
(c) Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.
(d) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.
9. Restricted Stock and Restricted Stock Units. (a) Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b) Stock Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate or book-entry designation registered in the name of the Participant to be issued and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates or book-entry designations issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.
(c) Vesting; Acceleration of Lapse of Restrictions. Except as provided below, the Restricted Period shall lapse as determined by the Committee and set forth in an Award Agreement.
(d) Delivery of Restricted Stock and Settlement of Restricted Stock Units. (i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired. Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).
(ii) Unless otherwise provided in an Award Agreement, an Employment Agreement or otherwise by the Committee, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or the Participant’s beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock in respect of such Restricted Stock Units or (ii) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld.
(e) Legends on Restricted Stock. Each certificate or book-entry designation representing Restricted Stock awarded under the Plan shall bear a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE UNIVERSAL ELECTRONICS INC. 2018 EQUITY AND INCENTIVE COMPENSATION PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, BETWEEN UNIVERSAL ELECTRONICS INC. AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF UNIVERSAL ELECTRONICS INC.
10. Other Stock-Based Awards and Cash-Based Awards. The Committee may issue Other Stock-Based Awards under the Plan to Eligible Persons, either alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Other Stock-Based Award granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Other Stock-Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee may grant Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine. Each Cash-Based Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time and shall be subject to such conditions not inconsistent with the Plan as may be reflected in the form evidencing such Award.
11. Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than regular cash dividend) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the shares of Common Stock, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting any member of the Company Group, or the financial statements of any member of the Company Group, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:
(i) adjusting (A) any or all of the limits provided under the Plan (including under Section 5 of Plan) with respect to the number of Awards which may be granted hereunder, (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) or any Sub-Plan and (C) the terms of any outstanding Award, including, without limitation, (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance; provided, that, any adjustment under this Section 11(i) shall be conclusive and binding for all purposes and may provide for the elimination of any fractional shares that might otherwise become subject to an Award;
(ii) providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event; and
(iii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancelling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, shares of Common Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common

Stock received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor) or, in the case of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Stock-Based Awards prior to cancellation, or the underlying shares in respect thereof;
provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment in Incentive Stock Options under this Section 11 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 11 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act, to the extent applicable. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
Prior to any payment or adjustment contemplated under this Section 11, the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to the Participant’s Awards, (B) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, and (C) deliver customary transfer documentation as reasonably determined by the Committee.
12. Effect of Change in Control. Except to the extent otherwise provided in an Award Agreement, an Employment Agreement or otherwise by the Committee, in the event of a Change in Control, notwithstanding any provision of the Plan to the contrary, the Committee may provide that, with respect to all or any portion of a particular outstanding Award or Awards:
(a) then outstanding Options and SARs shall become immediately exercisable as of a time prior to the Change in Control;
(b) Restricted Period shall expire as of a time prior to the Change in Control; and
(c) cause Awards previously deferred to be settled in full as soon as practicable.
To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) through (c) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transactions with respect to the Common Stock subject to their Awards.
13. Amendments and Termination. (a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that (i) no amendment to Section 13(b) (to the extent required by the proviso in such Section 13(b)) shall be made without stockholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the shares of Common Stock may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided, that, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without stockholder approval to the extent required by the rules of any applicable national securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, except as otherwise permitted under Section 11 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system.
14. Section 409A. (a) Notwithstanding anything herein to the contrary, this Plan and any Awards granted hereunder are intended to be interpreted and applied so that the payments and benefits set forth thereunder either shall either be exempt from the requirements of Code Section 409A and the final Treasury Regulations promulgated thereunder (the “Final Treasury Regulations” and together with Section 409A of the Code, “Section 409A”), or shall comply with the requirements of Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A.  To the extent that the Company determines that any provision of this Plan or any Award granted hereunder would cause a Participant to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A through good faith modifications.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Company without violating the provisions of Section 409A. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A.
(b) Except as otherwise specifically provided, amounts payable under an Award, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practicable following the date they are earned and vested and, in any event, on or prior to March 15 of the year following the first calendar year in which such amounts are no longer subject to a substantial risk of forfeiture, as such term is defined in Section 409A.
(c) Notwithstanding anything in this Plan or any Award Agreement to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision any Award providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of a Participant’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan or any Award Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.
(d) Each payment in a series of payments made under this Plan and any Awards granted hereunder shall be deemed to be a separate payment for purposes of Section 409A.
(e) Notwithstanding any provision in this Plan or any Award Agreement to the contrary, if upon a termination employment a Participant is deemed to be a “specified employee” within the meaning of Section 409A using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Employee’s termination of employment for any reason other than death (the “Delayed Payment Date”), and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit; provided, that, payments or benefits that qualify as short-term deferral (within the meaning of Section 409A and Final Treasury

Regulations Section 1.409A-1(b)(4)) or involuntary separation pay (within the meaning of Section 409A and Final Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)) and are otherwise permissible under Section 409A and the Final Treasury Regulations, shall not be subject to such six-month delay.  On the Delayed Payment Date, the Company will pay to Employee a lump sum equal to all amounts that would have been paid during the period of the delay if the delay were not required plus interest on such amount at a rate equal to the short-term applicable federal rate then in effect, and will thereafter continue to pay Employee the Severance Payment in installments in accordance with this Section.
(f) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the any member of Company Group.
(g) No member of the Company Group, nor any employee, director or officer thereof guarantees that this Plan or any Award granted hereunder complies with, or is exempt from, Section 409A and none of the foregoing shall have any liability with respect to any failure to so comply or to be so exempt.
15. General. (a) Award Agreements. Other than Cash-Based Awards, each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award any rules applicable thereto, including without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.
(b) Nontransferability. (i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; or (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that, the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii) The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, any member of the Company Group under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.
(c) Tax Withholding. (i) A Participant shall be required to pay to any member of the Company Group, and any member of the Company Group shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding or any other applicable taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.
(ii) Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest and are Mature Shares) owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability; provided, that, with respect to shares withheld pursuant to clause (B), the number of such shares may not have a Fair Market Value greater than the minimum required statutory withholding liability unless determined by the Committee not to result in adverse accounting consequences.
(d) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of any member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. Any member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement.

(e) Participants. Subject to the shareholder approval requirements under Section 13, with respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.
(f) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.
(g) Termination of Employment/Service. Unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with a Subsidiary or an affiliate of the Company shall be considered a termination of employment or service with any member of the Company Group; and (ii) if a Participant’s employment with the Company Group terminates, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a termination of employment with any member of the Company Group.
(h) No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock that are subject to Awards hereunder until such shares have been issued or delivered to that person.
(i) Government and Other Regulations. (i) The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for shares of Common Stock or other securities of any member of the Company Group delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.
(j) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(k) Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.
(l) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(m) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.
(n) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
(o) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.
(p) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(q) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(r) Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
(s) Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of shares of Common Stock under an Award, that the Participant execute lock-up, stockholder or other agreements, as it may determine in its sole and absolute discretion.
(t) Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive shares of Common Stock under any Award made under the Plan.
(u) Fractional Shares. Unless otherwise provided in an Award Agreement, an Employment Agreement or otherwise by the Committee, any fractional shares due on exercise or payment in respect of an Award shall be settled in cash.

(v) Detrimental Activity. Notwithstanding anything to the contrary contained herein or in any Award Agreement, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:
(1) cancellation of any or all of such Participant’s outstanding Awards; or
(2) forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and to repay any such gain to promptly to the Company.
(w) Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (1) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time, and (2) applicable law, whether such policy or law becomes effective prior to or following the Effective Date or the Date of Grant of an Award. Furthermore, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company. By accepting an Award under the Plan, a Participant shall thereby be deemed to have acknowledged and consented to the Company’s application, implementation and enforcement of any clawback, forfeiture or other similar policy adopted by the Board or the Committee, whether adopted prior to or following the Date of Grant of the Award, and any provision of applicable law relating to reduction cancellation, forfeiture or recoupment, and to have agreed that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.
* * *
As adopted by the Board of Directors on April 24, 2018, and approved by the shareholders, of Universal Electronics Inc. on June 4, 2018.

Please mark your votes like this ☒

Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors

01 Paul D. Arling
02 Satjiv S. Chahil
03 William C. Mulligan
04 J. C. Sparkman
05 Gregory P. Stapleton
06 Carl E. Vogel
07 Edward K. Zinser

Vote **FOR** all nominees (except as marked) ☐

Vote **WITHHELD** from all nominees ☐

INSTRUCTION: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the space provided below.

____

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

2. Say on Pay — An advisory vote on the approval of executive compensation.

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardain, or custodian, please give full title.

____
Signature

____
Signature (if held jointly)

Date: ______________________________, 2018

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PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET
Vote Your Proxy on the Internet:
Go to www.AALVote.com/UEIC
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

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Call 1 (866) 804-9616
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MAIL
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UNIVERSAL ELECTRONICS INC

201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707 at 4:00pm PDT

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement, form of proxy, and Annual Report on Form 10-K are available at http://www.viewproxy.com/ueinc/2018

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 24, 2018 to facilitate timely delivery. Unless requested, you will not receive a paper or e-mail copy.

Important information regarding the Internet availability of the Company's proxy materials, instructions for accessing your proxy materials and voting online, and instructions for requesting paper or e-mail copies of your proxy materials are provided on the reverse side of this Notice.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

To the Shareholders of UNIVERSAL ELECTRONICS INC.

Notice is hereby given that the Annual Meeting of Shareholders of UNIVERSAL ELECTRONICS INC. will be held on June 4, 2018 at 4:00 p.m. Pacific Daylight Time at 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707 for the following purposes:

1. Election of Directors.
   (01) Paul D. Arling (02) Satjiv S. Chahil (03) William C. Mulligan (04) J. C. Sparkman
   (05) Gregory P. Stapleton (06) Carl E. Vogel (07) Edward K. Zinser
2. Say on Pay — An advisory vote on the approval of executive compensation.
3. Adoption and approval of the 2018 Equity and Incentive Compensation Plan.
4. Ratification of the appointment of Grant Thornton LLP, a firm of Independent Registered Public Accountants as the Company's auditors for the year ending December 31, 2018.

The Board of Directors recommends a vote "FOR" all the nominees listed under Item 1, and "FOR" Items 2, 3 and 4.

The Securities and Exchange Commission rules permit us to make our proxy materials available to our stockholders via the Internet.

Material for this annual meeting and future meetings may be requested by one of the following methods:

INTERNET
To view your proxy materials online, go to http://www.viewproxy.com/ueinc/2018
Have the 11 digit control number available when you access the website and follow the instructions.

TELEPHONE
877-777-2857 TOLL FREE

E-MAIL
requests@viewproxy.com
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